EXHIBIT 10.1
Execution Copy

CREDIT AGREEMENT
dated as of
June 7, 2010
among
WOLVERINE WORLD WIDE, INC.,
THE FOREIGN SUBSIDIARY BORROWERS PARTY HERETO,
THE LENDERS PARTY HERETO,
and
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent,

J.P. MORGAN SECURITIES INC.
Lead Arranger and Sole Bookrunner
BANK OF AMERICA, N.A.,
WELLS FARGO BANK, N.A
and
HARRIS N.A.
Co-Syndication Agents

i

Page

ARTICLE VII

Events of Default

Events of Default	63

ARTICLE VIII

The Administrative Agent

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices	67
SECTION 9.02. Waivers; Amendments	68
SECTION 9.03. Expenses; Indemnity; Damage Waiver	69
SECTION 9.04. Successors and Assigns	70
SECTION 9.05. Survival	73
SECTION 9.06. Counterparts; Integration; Effectiveness	74
SECTION 9.07. Severability	74
SECTION 9.08. Right of Setoff	74
SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process	74
SECTION 9.10. WAIVER OF JURY TRIAL	75
SECTION 9.11. Headings	75
SECTION 9.12. Confidentiality	75
SECTION 9.13. Interest Rate Limitation	75
SECTION 9.14. USA PATRIOT Act	76
SECTION 9.15. Conversion of Currencies	76
SECTION 9.16. Appointments	76

SCHEDULES:

Schedule 2.01 — Commitments
Schedule 6.01 — Existing Indebtedness
Schedule 6.02 — Existing Liens
Schedule 6.04 — Existing Investments, Loans and Advances
Schedule 6.08 — Existing Restrictions

EXHIBITS:

Exhibit A — Form of Assignment and Assumption
Exhibit B — Foreign Subsidiary Borrower Agreement

Exhibit C — Foreign Subsidiary Borrower Termination
Exhibit D — Lender Addition and Acknowledgement Agreement
Exhibit E — Note
Exhibit F — Mandatory Cost

This CREDIT AGREEMENT (this “Agreement”), dated as of June 7, 2010, is among WOLVERINE WORLD WIDE, INC., the FOREIGN SUBSIDIARY BORROWERS party hereto, the LENDERS party hereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent.
The parties hereto agree as follows:
ARTICLE I
Definitions
SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the U.S. Borrower or any of its Subsidiaries (i) acquires all or substantially all of the assets of any firm, corporation or limited liability company, or business unit or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes for the members of the Board of Directors) of the Equity Interests of a Person.
“Adjusted LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the sum of (i) (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate, plus, without duplication, (ii) in the case of Loans by a Lender from its Applicable Lending Installation in the United Kingdom, the Mandatory Cost, if any.
“Adjusted One Month LIBOR Rate” means, an interest rate per annum equal to the sum of (i) 1.00% per annum plus (ii) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day); provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on the Reuters Screen LIBOR01 Page (or on any successor or substitute page) at approximately 11:00 a.m. London time on such day (without any rounding).
“Administrative Agent” means JPMorgan, in its capacity as administrative agent for the Lenders hereunder.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent and provided to the Administrative Agent and the U.S. Borrower.
“Advance” means any Loan or any Letter of Credit.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Aggregate Commitments” means, at any time, the aggregate amount of the

Commitments of all Lenders at such time.
“Aggregate Revolving Credit Exposure” means, at any time, the aggregate amount of the Revolving Credit Exposures of all Lenders at such time.
“Agreement Currency” shall have the meaning assigned to such term in Section 9.15(b).
“Alternate Base Rate” means, for any day, a rate per annum equal to the highest of (i) the Prime Rate, (ii) the Federal Funds Effective Rate plus 0.50% and (iii) the Adjusted One Month LIBOR Rate. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted One Month LIBOR Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted One Month LIBOR Rate, respectively.
“Applicable Agent” means (a) with respect to a Loan or Borrowing denominated in Dollars or with respect to any payment that does not relate to any Loan or Borrowing, the Administrative Agent and (b) with respect to a Loan or Borrowing denominated in a Foreign Currency, the Administrative Agent or an Affiliate thereof designated pursuant to Article VIII.
“Applicable Creditor” shall have the meaning assigned to such term in Section 9.15(b).
“Applicable Lending Installation” is defined in Section 2.02(e).
“Applicable Margin” means, for any day, with respect to any ABR Loan or Eurocurrency Loan or with respect to the facility fees payable hereunder, as the case may be, the Applicable Margin per annum set forth below under the caption “Applicable Margin — ABR Loans”, “Applicable Margin — Adjusted LIBO Loans and Letters of Credit” or “Facility Fee Rate”, as the case may be, based upon the Leverage Ratio as of the most recent determination date:

Applicable Margin—
			Applicable	Adjusted LIBO
	Total Leverage		Margin—	Loans and Letters of
Level	Ratio	Facility Fee Rate	ABR Loans	Credit
I	≥ 2.5:1.0	45.0 bps	130.0 bps	230.0 bps
II	< 2.5:1.0 but ≥ 2.0:1.0	40.0 bps	110.0 bps	210.0 bps
III	< 2.0:1.0 but ≥ 1.5:1.0	35.0 bps	90.0 bps	190.0 bps
IV	< 1.5:1.0 but ≥ 1.0:1.0	30.0 bps	70.0 bps	170.0 bps
V	< 1.0:1.0	25.0 bps	50.0 bps	150.0 bps
The Applicable Margin shall be determined in accordance with the foregoing table based on the Leverage Ratio as determined in the then most recent quarterly financial statements for the first three Fiscal Quarters of each Fiscal Year and the audited year end financial statements for the last Fiscal Quarter (in each case calculated on a trailing four quarter basis) of the U.S. Borrower. Adjustments, if any, to the Applicable Margin shall be effective five business days after the Administrative Agent is scheduled to receive the applicable financials under Section 5.01(a) or (b) and certificate under Section 5.01(c). If the U.S. Borrower fails to deliver the financials to the Administrative Agent at the time required hereunder, then the Applicable Margin shall be set at Level I until five days after such financials are so delivered. Notwithstanding anything herein to the contrary, the Applicable Margin shall be set at Level V as of the Effective Date hereof and the Applicable Margin shall be adjusted for the first time based on the financial statements for the second Fiscal Quarter of 2010.
“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitments; provided that, in the case of Section 2.22 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the Aggregate Commitment (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.
“Approved Fund” has the meaning assigned to such term in Section 9.04.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent and the U.S. Borrower.
“Available Unused Commitment” means, with respect to a Lender at any time, an amount equal to the amount by which (a) the Commitment of such Lender at such time exceeds (b) the Revolving Credit Exposure of such Lender at such time.
“Availability” means, at any time, an amount equal to (a) the Aggregate Commitments minus (b) the Aggregate Revolving Credit Exposure.
“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Board of Directors” means: (a) with respect to a corporation, the board of directors of the corporation or such directors or committee serving a similar function; (b) with respect to a limited liability company, the board of managers of the company or such managers or committee serving a similar function; (c) with respect to a partnership, the Board of Directors of the general partner of the partnership; and (d) with respect to any other Person, the managers, directors, trustees, board or committee of such Person or its owners serving a similar function.
“Borrowers” means the U.S. Borrower and the Foreign Subsidiary Borrowers.
“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.
“Borrowing Minimum” means (a) in the case of a Revolving Borrowing that is an ABR Borrowing denominated in Dollars, $500,000, (b) in the case of a Revolving Borrowing that is a Eurocurrency Borrowing denominated in Dollars, $1,000,000, (c) in the case of a Revolving Borrowing denominated in a Foreign Currency, the smallest amount of such Foreign Currency that is a multiple of 1,000,000 units of such Foreign Currency and has a Dollar Equivalent in excess of $250,000, (d) in the case of a Swingline Borrowing denominated in Dollars, $100,000 or such other amount agreed to by the

Swingline Lender and the U.S. Borrower, and (e) in the case of a Swingline Borrowing denominated in a Foreign Currency, the smallest amount of such Foreign Currency that is a multiple of 100,000 units of such Foreign Currency and has a Dollar Equivalent in excess of $50,000 or such other amount agreed to by the Swingline Lender and the U.S. Borrower.
“Borrowing Multiple” means (a) in the case of a Revolving Borrowing that is an ABR Borrowing denominated in Dollars, $500,000, (b) in the case of a Revolving Borrowing that is a Eurocurrency Borrowing denominated in Dollars, $1,000,000, (c) in the case of a Revolving Borrowing denominated in a Foreign Currency, 1,000,000 units of such Foreign Currency, (d) in the case of a Swingline Borrowing denominated in Dollars, $100,000 or such other lower amount agreed to by the Swingline Lender, and (e) in the case of a Swingline Borrowing denominated in a Foreign Currency, 100,000 units of such Foreign Currency or such other lower amount agreed to by the Swingline Lender.
“Borrowing Request” means a request by the Borrower for a Revolving Borrowing in accordance with Section 2.03.
“Business Day” shall mean (a) a day other than a Saturday, Sunday or other day on which the Administrative Agent is not open to the public for carrying on substantially all of its banking functions in Chicago, Illinois, (b) with respect to any Eurocurrency Loan, a day which satisfies the requirements of clause (a) of this definition and is a day on which banks are open for dealings in deposits in the currency in which such Eurocurrency Loan is denominated in the London interbank market, (c) with respect to any Loan denominated in Euros, a day which satisfies the requirements of clauses (a) and (b) of this definition and is a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open, and (d) with respect to any transaction in any Foreign Currency, a day which satisfies the requirements of clauses (a) and (b) of this definition and is a day on which commercial banks are open for foreign exchange business dealings in the country in which the Foreign Currency is the official currency and dealings in the Foreign Currency are carried on in the applicable offshore foreign exchange interbank market or other market in which disbursement of or payment in the applicable Foreign Currency will be made or received hereunder, and (e) in addition to all other requirements hereunder, with respect to any Swingline Foreign Currency Loan, a day on which the Applicable Agent is open to the public for carrying on substantially all of its banking functions in its primary office used to make such Swingline Foreign Currency Loan.
“Canadian Borrower” means any Foreign Subsidiary Borrower organized under the laws of Canada or any Province or other political subdivision thereof.
“Canadian Dollars” and “C$” mean the lawful currency of Canada.
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“CDOR Rate” means, for the relevant Interest Period, the Canadian deposit offered rate which in turn means on any day the sum of: (a) the annual rate of interest determined with reference to the arithmetic average of the discount rate quotations of all institutions listed in respect of the relevant interest period for Canadian Dollar-denominated bankers’ acceptances displayed and identified as such on the “Reuters Screen CDOR Page” as defined in the International Swap Dealer Association, Inc. definitions, as modified and amended from time to time, as of 10:00 a.m. Toronto local time on such day and, if such day is not a Business Day, then on the immediately preceding Business Day (as adjusted by the

Applicable Agent after 10:00 a.m. Toronto local time to reflect any error in the posted rate of interest or in the posted average annual rate of interest), plus (b) 0.10% per annum; provided that if such rates are not available on the Reuters Screen CDOR Page on any particular day, then the Canadian deposit offered rate component of such rate on that day shall be calculated as the cost of funds quoted by the Agent to raise Canadian Dollars for the applicable Interest Period as of 10:00 a.m. Toronto local time on such day for commercial loans or other extensions of credit to businesses with credit risk comparable to that of the Canadian Borrower, as applicable; or if such day is not a Business Day, then as quoted by the Applicable Agent on the immediately preceding Business Day.
“Change in Control” means the acquisition of beneficial ownership, directly or indirectly, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), other than Permitted Holders (as defined below), of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the U.S. Borrower. For purposes of the foregoing, “Permitted Holders” means (x) the Section 16 Officers of the U.S. Borrower from time to time and (y) any group which includes and is under the general direction of any of such Section 16 Officers.
“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.
“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Commitments” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to Section 2.08 or 9.04. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01. The initial aggregate amount of the Lenders’ Commitments is $150,000,000.
“Consolidated EBIT” means, with reference to any period, the Consolidated Net Income for such period, excluding, to the extent included in determining such Consolidated Net Income, without duplication, (i) any gains or losses from asset dispositions outside the ordinary course of business, (ii) any extraordinary gains or losses, (iii) non-recurring restructuring charges and other related non-recurring transition costs (i.e., incremental costs related to the restructuring charges that do not qualify as restructuring charges under FASB ASC Topic 120), provided that (A) the amount of such charges for any Fiscal Quarter that occurred in the 2009 Fiscal Year shall be equal to the amounts for such charges that have been taken (which charges equal $25,781,569 in the aggregate for all Fiscal Quarters in the 2009 Fiscal Year), and (B) the amount of such charges shall not exceed (x) $20,000,000 in the aggregate for any four consecutive Fiscal Quarters ending on or after the Fiscal Quarter ending June 19, 2010 or (y) $40,000,000 in the aggregate for all Fiscal Quarters occurring after the Fiscal Quarter ending June 19, 2010, and (iv) any non-cash gains or losses or non-cash income or expenses (including without limitation any non-cash expenses resulting from the grant of equity interests pursuant to any equity plan or stock option plan or any other management or employee benefit plan or agreement), plus, to the extent deducted from revenues in determining such Consolidated Net Income, without duplication, (a) Consolidated Interest Expense, and (b) expense for income and franchise taxes paid or accrued, all as determined in accordance with GAAP and calculated for the U.S. Borrower and its Subsidiaries on a consolidated basis.
“Consolidated EBITDA” means, with reference to any period, the Consolidated EBIT for such period, plus, to the extent deducted from revenues in determining such Consolidated EBIT, depreciation and amortization, all calculated for the U.S. Borrower and its Subsidiaries on a consolidated basis.
“Consolidated Interest Expense” means, with reference to any period, the Interest Expense of the U.S. Borrower and its Subsidiaries calculated on a consolidated basis for such period.
“Consolidated Net Income” means, with reference to any period, the net income (or loss) of the U.S. Borrower and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP.
“Consolidated Rental Expense” means, with reference to any period, the aggregate fixed amounts payable by the U.S. Borrower and its Subsidiaries under any operating leases, calculated on a consolidated basis for the U.S. Borrower and its Subsidiaries for such period in accordance with GAAP.
“Consolidated Total Assets” means, as of any date, the total assets of the U.S. Borrower and its Subsidiaries, calculated in accordance with GAAP on a consolidated basis as of such date.
“Consolidated Total Debt” means at any time the Indebtedness of the U.S. Borrower and its Subsidiaries calculated on a consolidated basis; provided that any Earnout Obligations will be based on the fair value thereof in accordance with GAAP.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Defaulting Lender” means any Lender, as determined by the Administrative Agent, that has (a) failed to fund any portion of its Loans or participations in Letters of Credit or Swingline Loans within three Business Days of the date required to be funded by it hereunder, (b) notified the U.S. Borrower, the Administrative Agent, the Issuing Bank, the Swingline Lender or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (c) failed, within three Business Days after request by the Administrative Agent or the U.S. Borrower, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.
“Disposition” is defined in Section 6.03(b).
“Disqualified Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part (other than solely for Equity Interests that are not Disqualified Stock), in each case on or prior to the Maturity Date.
“Dollars” or “$” refers to lawful money of the United States of America.
“Dollar Equivalent” means, on any date of determination (a) with respect to any amount in Dollars, such amount, and (b) with respect to any amount in any Foreign Currency, the equivalent in Dollars of such amount, determined by the Administrative Agent pursuant to Section 1.05 using the Exchange Rate with respect to such Foreign Currency at the time in effect under the provisions of such Section.
“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.
“Earnout Obligations” means those payment obligations of the U.S. Borrower and its Subsidiaries to former owners of businesses which were acquired by the U.S. Borrower or one of its Subsidiaries pursuant to an acquisition which are in the nature of deferred purchase price to the extent such obligations are required to be set forth with respect to such payment obligations on a balance sheet of the U.S. Borrower or one of its Subsidiaries prepared in accordance with GAAP; provided, that Earnout Obligations shall not include any such obligations that are payable after the Maturity Date.
“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).
“Eligible Domestic Subsidiary” shall have the meaning assigned to such term in Section 2.21(a).
“EMU Legislation” means the legislative measures of the European Union for the introduction of, changeover to or operation of the Euro in one or more member states of the European Union.
“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the U.S. Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests “ means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the U.S. Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) any failure by any Plan to satisfy the “minimum funding standard” (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA); (e) the incurrence by the U.S. Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by the U.S. Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (g) the incurrence by the U.S. Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (h) the receipt by the U.S. Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the U.S. Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA, or is in endangered or critical status, within the meaning of Section 305 of ERISA or Section 432 of the Code.
“Euro” or “€” means the single currency of the European Union as constituted by the treaty establishing the European Community being the Treaty of Rome, as amended from time to time and as referred to in the EMU Legislation.
“Eurocurrency”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.
“Event of Default” has the meaning assigned to such term in Article VII.
“Exchange Rate” means on any day, for purposes of determining the Dollar Equivalent of any currency other than Dollars, the rate at which such currency may be exchanged into Dollars at the time of determination on such day on the Reuters Currency pages, if available, for such currency. In the event that such rate does not appear on any Reuters Currency pages, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the U.S. Borrower, or, in the absence of such an agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about such time as the Administrative Agent shall elect after determining that such rates shall be the basis for determining the Exchange Rate, on such date for the purchase of Dollars for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.
“Exchange Rate Date” means, if on such date any outstanding Loan or Borrowing is (or any Loan or Borrowing that has been requested at such time would be) denominated in a currency other than Dollars:
(a) the last Business Day of each calendar month,
(b) if an Event of Default has occurred and is continuing, any Business Day designated as an Exchange Rate Date by the Administrative Agent in its sole discretion; and
(c) each date (with such date to be reasonably determined by the Administrative Agent) that is on or about the date of (i) a Borrowing Request or an Interest Election Request with respect to any Revolving Borrowing, or (ii) a request for the issuance, amendment, renewal or extension of any Letter of Credit or the extension of any Swingline Loan.
“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income or overall gross receipts by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or as a result of a present or former connection between the Administrative Agent, Lender, or Issuing Bank and the jurisdiction or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the U.S. Borrower under Section 2.18(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.16(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the U.S. Borrower with respect to such withholding tax pursuant to Section 2.16(a), (d) any Taxes (including withholding taxes) imposed under sections 1471 through 1474 of the Code, (e) any withholding tax that is attributable to a Lender’s failure to comply with Section 2.16(i), and (f) all liabilities, penalties, and interest incurred with respect to any of the foregoing.
“Factoring Indebtedness” means, at any time, the amount at such time of outstanding receivables or similar obligations sold by Subsidiaries pursuant to factoring agreements with a non-affiliated third party that would be characterized as principal if such factoring agreement were structured as a secured lending transaction rather than as a purchase of receivables.
“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the U.S. Borrower or other officer acceptable to the Administrative Agent.
“Fiscal Quarter” means each of the first three successive 12 week periods of each Fiscal Year and the fourth period of each Fiscal Year commencing on the day after the third of such 12 week periods and ending on the last day of such Fiscal Year.
“Fiscal Year” means each one year period ending on the Saturday nearest to each December 31. References to a Fiscal Year with a number corresponding to any calendar year (e.g., “2010 Fiscal Year”) refer to the Fiscal Year ending on the Saturday nearest to the December 31 of such calendar year.
“Fixed Charge Coverage Ratio” means, as of the end of any Fiscal Quarter of the U.S. Borrower, the ratio of (a) Consolidated EBIT, plus Consolidated Rental Expense, all as calculated for the four consecutive Fiscal Quarters then ending, to (b) Consolidated Rental Expense, plus Consolidated Interest Expense, plus, without duplication, all scheduled principal payments paid or payable with respect to Consolidated Total Debt, all as calculated for the four consecutive Fiscal Quarters then ending.
“Foreign Currency” means (a) with respect to any Revolving Loan, Canadian Dollars, Euros, Sterling and any other currency acceptable to the Administrative Agent that is freely available, freely transferable and freely convertible into Dollars and in which dealings in deposits are carried on in the London interbank market, (b) with respect to any Letter of Credit, Canadian Dollars, Euros, Hong Kong Dollars, Sterling and any other currency acceptable to the Administrative Agent that is freely available, freely transferable and freely convertible into Dollars, and agreed to by the Issuing Bank issuing such Letter of Credit, and (c) with respect to any Swingline Foreign Currency Loan, Canadian Dollars, Euros, Hong Kong Dollars, Sterling and any other currency acceptable to the Administrative Agent that is freely available, freely transferable and freely convertible into Dollars, and agreed to by the Swingline Lender.
“Foreign Lender” means any Lender, including any Applicable Lending Installation, that is organized under the laws of a jurisdiction other than that in which the U.S. Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“Foreign Pension Plan” means any plan, fund or other similar program established or maintained outside the United States by the U.S. Borrower or any Subsidiary primarily for the benefit of employees of the U.S. Borrower or any Subsidiary residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination or severance of employment, and which plan is not subject to ERISA or the Code.
“Foreign Subsidiary” means any Subsidiary that is incorporated or organized under the laws of any jurisdiction other than the United States of America, any State thereof or the District of Columbia.
“Foreign Subsidiary Borrower” means, at any time, each Foreign Subsidiary that has been designated as a Foreign Subsidiary Borrower by the U.S. Borrower pursuant to Section 2.19, other than a Foreign Subsidiary Borrower that has ceased to be a Foreign Subsidiary Borrower as provided in Section 2.19.
“Foreign Subsidiary Borrower Agreement” means a Foreign Subsidiary Borrower

Agreement substantially in the form of Exhibit B.
“Foreign Subsidiary Borrower Termination” means a Foreign Subsidiary Borrower Termination substantially in the form of Exhibit C.
“Foreign Subsidiary Guaranteed Obligations” means all unpaid principal of, accrued and unpaid interest and fees and reimbursement obligations, and all expenses, reimbursements, indemnities and other obligations under or with respect to, any loans, letters of credit, acceptances, guarantees, overdraft facilities, other credit extensions or accommodations or similar obligations owing by any Foreign Subsidiary to JPMorgan or any office, branch or Affiliate of JPMorgan.
“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time; provided, for the avoidance of doubt, that GAAP shall not include International Financial Reporting Standards unless and until International Financial Reporting Standards become mandatory for public companies in the United States of America.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
“Guaranteed Obligations” means, collectively, (i) the Obligations, (ii) the Swap Agreement Obligations owing to one or more Lenders or their Affiliates and (iii) the Foreign Subsidiary Guaranteed Obligations, in all cases whether now existing or hereafter arising.
“Guarantor” means each Person executing a Guaranty pursuant to Section 2.21.
“Guaranty” means each guaranty or similar agreement executed by any of the Guarantors and Guaranteeing the Guaranteed Obligation, including without limitation the Subsidiary Guaranty and the Parent Guaranty, in each case as amended, supplemented or otherwise modified from time to time, and in form and substance satisfactory to the Administrative Agent.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hostile Acquisition” means (a) the acquisition of the Equity Interests of a Person through a tender offer or similar solicitation of the owners of such Equity Interests which has not been approved (prior to such acquisition) by the board of directors (or any other applicable governing body) of such Person or by similar action if such Person is not a corporation and (b) any such acquisition as to which such approval has been withdrawn.
“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, acceptances, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (e) all Indebtedness of others secured by any Lien on property owned by such Person, whether or not the Indebtedness secured thereby has been assumed; provided that the amount of such Indebtedness will be the lesser of the fair market value of such asset at the date of determination and the amount of Indebtedness so secured, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (j) all Receivables Transaction Attributed Indebtedness of such Person, (k) all Synthetic Lease Attributed Indebtedness of such Person, (l) all Factoring Indebtedness of such Person, and (m) all obligations under any Disqualified Stock of such Person; provided, however, that Indebtedness shall not include any obligations resulting from the endorsement of negotiable instruments in the ordinary course of business, any obligations under surety bonds or appeal bonds required in the ordinary course of business or in connection with the enforcement of rights or claims of U.S. Borrower or any Subsidiary or in connection with judgments that do not result in a Default or Event of Default, or any contingent obligations incurred in the ordinary course of business with respect to obligations not constituting Indebtedness. The Indebtedness of any Person shall include the Indebtedness of any entity in which such Person is a general partner to the extent such Person is liable therefor as a result of such Person’s ownership interest in such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. For the avoidance of doubt, notwithstanding any change in GAAP after the Effective Date that would require lease obligations that would be treated as operating leases as of the Effective Date to be classified and accounted for as Capital Lease Obligations or otherwise reflected on the U.S. Borrower’s consolidated balance sheet, such obligations shall continue to be excluded from the definition of Indebtedness.
“Indemnified Taxes” means Taxes other than Excluded Taxes.
“Information Memorandum” means the Confidential Information Memorandum dated April 28, 2010 relating to the U.S. Borrower and the Transactions.
“Interest Election Request” means a request by the U.S. Borrower to convert or continue a Borrowing in accordance with Section 2.07.
“Interest Expense” means, with respect to any person for any period, the gross interest expense of such person for such period on a consolidated basis, including without limitation (a) the amortization of debt discounts, (b) the amortization of all fees (including fees with respect to Swap Agreements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense, (c) the portion of any payments or accruals with respect to Capital Lease Obligations allocable to interest expense and (d) commissions, discounts, yield and other fees and charges incurred in connection with the asset securitization or similar transaction which are payable to any person other than the U.S. Borrower or a Wholly-Owned Subsidiary. For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received by the U.S. Borrower and the Subsidiaries with respect to Swap Agreements.
“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December, (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.
“Interest Period” means (a) with respect to any Eurocurrency Revolving Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, with the consent of each Lender, such other period requested by the applicable Borrower) thereafter, as such Borrower may elect, and (b) as to any Swingline Foreign Currency Loan, the period commencing on the date of such Loan and ending on the day that is designated in the notice delivered pursuant to Section 2.04 with respect to such Swingline Foreign Currency Loan; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurocurrency Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurocurrency Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“Issuing Bank” means JPMorgan, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates or branches of the Issuing Bank or another Lender, in which case the term “Issuing Bank” shall include any such Affiliate or branches or other Lender with respect to Letters of Credit issued by such Affiliate or other Lender.
“JPMorgan” means JPMorgan Chase Bank, N.A., a national banking association, and its successors.
“Judgment Currency” shall have the meaning assigned to such term in Section 9.15(b).
“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.
“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the applicable account party at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.
“Lender Addition and Acknowledgement Agreement” means an agreement in substantially the form of Exhibit D hereto, with such changes thereto as approved by the Administrative Agent and the U.S. Borrower.

“Lenders” means the Persons (including their Applicable Lending Installations) listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” as used herein and in any other Loan Documents, includes without limitation the Swingline Lender and reference to any Lender includes such Lender and its Applicable Lending Installations.
“Letter of Credit” means any letter of credit issued pursuant to this Agreement.
“Leverage Ratio” means, as of any date, the ratio of (a) Consolidated Total Debt at such date to (b) Consolidated EBITDA, as calculated for the four consecutive Fiscal Quarters most recently ended on such date.
“LIBO Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, the rate per annum determined by the Applicable Agent at approximately 11:00 a.m., London time, on the Quotation Day for such Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in the currency of such Borrowing as reflected on the applicable Reuters screen page (or any successor or substitute of such page), for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the average (rounded upward, if necessary, to the next 1/16 of 1%) determined by the Applicable Agent of the respective interest rates per annum reported to the Applicable Agent by JPMorgan as the rate at which at which it offers to place deposits in the currency of such Borrowing for such Interest Period to first-class banks in the London interbank market at approximately 11:00 a.m., London time, on the Quotation Day for such Interest Period; provided, further, with respect to any Eurocurrency Borrowing denominated in Canadian Dollars, “LIBO Rate” shall mean the CDOR Rate.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; provided, that in no event shall an operating lease be deemed to constitute a Lien.
“Loan Documents” means this Agreement, each Guaranty, the Indemnity, Subrogation and Contribution Agreement dated as of the date hereof among the U.S. Borrower, the Guarantors, the Foreign Subsidiary Borrowers and the Administrative Agent, the USA Patriot Act Certificate of the Borrowers, each Foreign Subsidiary Borrower Agreement, each letter of credit application and other agreement of any Obligor entered into in connection any Letter of Credit, and any promissory notes issued pursuant to this Agreement, all as amended or modified from time to time.
“Loan Party” means any Obligor or any Guarantor.
“Loans” means any Swingline Loan or Revolving Loan.
“Local Time” means (a) with respect to a Loan or Borrowing denominated in Dollars, Chicago time and (b) with respect to a Loan or Borrowing denominated in any Foreign Currency, London time.
“London Administrative Office” means the office of the Administrative Agent in London, England designated by the Administrative Agent from time to time as the London Administrative Office for purposes of this Agreement.

“Mandatory Cost” means the percentage rate per annum as calculated by the Administrative Agent in accordance with Exhibit F hereto.
“Margin Stock” means “margin stock” as defined in Regulations U and X of the Board as from time to time in effect.
“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, or financial condition of the U.S. Borrower and its Subsidiaries, taken as a whole, (b) the ability of the Borrowers, taken as a whole, to perform their obligations under the Loan Documents or (c) the rights of or benefits available to the Lenders under any Loan Document.
“Material Indebtedness” means, without duplication, Indebtedness (other than the Loans and Letters of Credit) and/or Swap Agreement Obligations of any one or more of the Loan Parties and the Significant Subsidiaries in an aggregate principal amount exceeding the Dollar Equivalent of $20,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the Swap Agreement Obligations of the Loan Parties and the Significant Subsidiaries at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that any such Loan Party or Significant Subsidiary would be required to pay if the Swap Agreement governing such Swap Agreement Obligations were terminated at such time.
“Maturity Date” means the date four years after the date of this Agreement.
“Moody’s” means Moody’s Investors Service, Inc.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“New Subsidiary Guarantor” shall have the meaning assigned to such term in Section 2.21(b).
“New Subsidiary Guarantor Date” shall have the meaning assigned to such term in Section 2.21(b).
“New Term Loan” shall have the meaning assigned to such term in Section 2.08(e).
“Obligations” means all unpaid principal of, accrued and unpaid interest and fees and reimbursement obligations on the Advances, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of each Obligor to the Lenders, the Administrative Agent, any indemnified party or any of them arising under the Loan Documents.
“Obligor” means each Borrower and each Subsidiary that is not a Borrower but is an account party on any Letter of Credit.
“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.
“Parent Guaranty” means the Guaranty dated as of the date hereof by the U.S. Borrower, as amended, supplemented or otherwise modified from time to time, and in form and substance satisfactory to the Administrative Agent.

“Participant” has the meaning set forth in Section 9.04.
“Participant Register” has the meaning set forth in Section 9.04.
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Permitted Acquisition” means an Acquisition (including pursuant to any merger with any Person that was not a Wholly-Owned Subsidiary prior to such merger in which the U.S. Borrower or any Subsidiary is the surviving party) by the U.S. Borrower or any Subsidiary in a transaction that satisfies each of the following requirements:
(a) such Acquisition is not a Hostile Acquisition;
(b) both before and after giving effect to the consummation of such Acquisition and the Loans (if any) requested to be made in connection therewith, each of the representations and warranties in the Loan Documents is true and correct in all material respects ((except that any representation or warranty which is already qualified as to materiality or by reference to Material Adverse Effect shall be true and correct in all respects) on and as of the date of such Acquisition, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date) and no Default exists or would be caused thereby;
(c) if the aggregate amount of consideration paid or payable (including without limitation all cash and stock payments and all Indebtedness of any acquired Person assumed in connection with such Acquisition and all Earnout Obligations related to such Acquisition, valued in accordance with GAAP) by the U.S. Borrower and its Subsidiaries for such Acquisition or series of related Acquisitions exceeds $35,000,000, prior to the closing of any such Acquisition, the U.S. Borrower shall provide such pro forma financial statements and certificates and copies of such documents being executed or delivered in connection with such Acquisition as may be requested by the Administrative Agent; and
(d) if such Acquisition is an acquisition of Equity Interests, such Acquisition will not result in any violation of Regulation U.
“Permitted Encumbrances” means:
(a) Liens imposed by law for taxes, fees, assessments or other governmental charges that are not delinquent or are being contested in compliance with Section 5.04;
(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;
(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;
(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;
(f) leases, subleases, licenses and sublicenses granted to others, easements, zoning restrictions, rights-of-way and similar encumbrances that do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the U.S. Borrower or any Subsidiary;
(g) Liens in favor or customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;
(h) banker’s liens, rights of set-off or similar rights, in each case, arising by contract or operation of law;
(i) other Liens incidental to the normal conduct of the business of the U.S. Borrower or any Subsidiary or the ownership of their respective properties which are not incurred in connection with the incurrence or maintenance of Indebtedness and which do not in the aggregate materially impair the use of any property subject thereto in the operation of the business of the U.S. Borrower or any Subsidiary, or materially detract from the value of such property; and
(j) statutory or customary contractual Liens in favor of landlords relating to real property leases of the U.S. Borrower or any Subsidiary;
provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.
“Permitted Investments” means:
(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency or instrumentality thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;
(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest or second highest credit rating obtainable from S&P or from Moody’s;
(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, and demand deposits of, any domestic office of the Administrative Agent or any other commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;
(d) fully collateralized repurchase agreements and reverse repurchase agreements with a term of not more than one year for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;
(e) in the case of any Foreign Subsidiary, (i) marketable direct obligations issued by, or unconditionally guaranteed by, the sovereign nation in which such Foreign Subsidiary is organized and is conducting business or issued by any agency of such sovereign nation and backed by the full faith and credit of such sovereign nation, in each case maturing within one year from the date of acquisition, so long as the indebtedness of such sovereign nation is rated at least A by S&P or A2 by Moody’s or carries an equivalent rating from a comparable foreign rating agency or (ii) investments of the type and maturity described in clauses (b) through (d) above of foreign obligors, which investments or obligors have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies or is otherwise approved by the Administrative Agent (which approval shall not be unreasonably withheld);
(f) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P or Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000;
(g) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s;
(h) repurchase obligations with a term of not more than 30 days underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (c) above;
(i) “money market” preferred stock maturing within six months after issuance thereof or municipal bonds in each case issued by a corporation organized under the laws of any state of the United States, which has a rating of “A” or better by S&P or Moody’s or the equivalent rating by any other nationally recognized rating agency;
(j) tax exempt floating rate option tender bonds backed by letters of credit issued by a national or state bank whose long-term unsecured debt has a rating of AA or better by S&P, Aa2 or better by Moody’s or the equivalent rating by any other nationally recognized rating agency; and
(k) shares of any money market mutual fund rated as least AAA or the equivalent thereof by S&P, at least Aaa or the equivalent thereof by Moody’s or any other mutual fund at least 95% of whose assets consist of the type specified in clauses (a) through (g) above.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the U.S. Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan as its prime rate in effect at its principal office in Chicago; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the U.S. Borrower or any Subsidiary pursuant to which the U.S. Borrower or any Subsidiary may sell, convey or otherwise transfer to a newly-formed Subsidiary or other special-purpose entity, or any other Person, any accounts or notes receivable and rights related thereto, provided that (i) all of the terms and conditions of such transaction or series of transactions, including without limitation the amount and type of any recourse to the U.S. Borrower or any Subsidiary with respect to the assets transferred, are acceptable to the Agent and the Required Lenders, and (ii) the aggregate Receivables Transaction Attributed Indebtedness incurred in all such transactions outstanding at any time does not exceed $100,000,000.
“Qualifying Lender” means (a) a Lender to which any payment of interest in respect of that Loan may be made without a Tax Deduction; or (b) a Treaty Lender.
“Quotation Day” means, with respect to any Eurocurrency Borrowing or Swingline Foreign Currency Borrowing and any Interest Period, the day on which it is market practice in the relevant interbank market for prime banks to give quotations for deposits in the currency of such Borrowing for delivery on the first day of such Interest Period. If such quotations would normally be given by prime banks on more than one day, the Quotation Day will be the last of such days.
“Receivables Transaction Attributed Indebtedness” means the amount of obligations outstanding under the legal documents entered into as part of any Qualified Receivables Transaction on any date of determination that would be characterized as principal if such Qualified Receivables Transaction were structured as a secured lending transaction rather than as a purchase.
“Register” has the meaning set forth in Section 9.04.
“Regulation S-X” means Regulation S-X under the Securities Exchange Act of 1934, as amended.
“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
“Required Lenders” means, at any time, Lenders having Commitments representing more than 50% of the Aggregate Commitment at such time. If the Commitments have terminated or expired, Required Lenders shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the U.S. Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the U.S. Borrower or any option, warrant or other right to acquire any such Equity Interests in the U.S. Borrower.
“Revolving Credit Exposure” means, with respect to any Lender at any time, the Dollar Equivalent of the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.
“Revolving Loan” means a loan made pursuant to Section 2.01.

“S&P” means Standard & Poor’s.
“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any or all of the functions of the Securities and Exchange Commission.
“Section 16 Officer” means “officer” as defined in Rule 16a-1(f) under the Securities Exchange Act of 1934.
“Significant Subsidiary” means any one or more Subsidiaries which, if considered in the aggregate as a single Subsidiary would be a “significant subsidiary” as defined in Rule 1-02 of Regulation S-X, as in effect on the Effective Date.
“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurocurrency Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Sterling” or “£” means the lawful currency of the United Kingdom of Great Britain and Northern Ireland.
“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held.
“Subsidiary” means any subsidiary of the U.S. Borrower.
“Subsidiary Guaranty” means the Guaranty dated as of the date hereof made by the Subsidiaries. The Subsidiary Guarantors initially party to the Subsidiary Guaranty are so designated on Schedule 3.13, as amended, supplemented or otherwise modified from time to time by the U.S. Borrower.
“Substantial Portion” means, with respect to the assets of the U.S. Borrower and its Subsidiaries, assets which (a) represents more than 10% of the Consolidated Total Assets as would be shown in the consolidated financial statements of the U.S. Borrower and its Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made (or if financial statements have not been delivered hereunder for that month which begins the twelve-month period, then the financial statements delivered hereunder for the quarter ending immediately prior to that month), (b) if the assets being sold are a Subsidiary, is responsible for more than 10% of the consolidated net sales or of the consolidated net income of the U.S. Borrower and its Subsidiaries as reflected in the financial statements referred to in clause (a) above, (c) represents more than 25% of the Consolidated Total Assets as would be shown in the consolidated financial statements of the U.S. Borrower and its Subsidiaries as of the Effective Date or (d) if the assets being sold are a Subsidiary, is responsible for more than 25% of the consolidated net sales or of the consolidated net income of the U.S. Borrower and its Subsidiaries as reflected in the financial statements referred to in clause (c) above.
“Swap Agreement” means any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any combination of any of the foregoing. .
“Swap Agreement Obligations” means any and all obligations of the U.S. Borrower or any of its Subsidiaries, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) owing to any Lender or any of its Affiliates under any and all Swap Agreements.
“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.
“Swingline Foreign Currency Loan” means a Swingline Loan denominated in a Foreign Currency.
“Swingline Lender” means JPMorgan, in its capacity as lender of Swingline Loans hereunder and its successors in such capacity. The Swingline Lender may, in its discretion, arrange for one or more Swingline Loans to be made by Affiliates of the Swingline Lender, in which case the term “Swingline Lender” shall include any such Affiliate with respect to Swingline Loans made by such Affiliate.
“Swingline Loan” means a Loan made pursuant to Section 2.04.
“Synthetic Lease Attributed Indebtedness” of any Person means, on any date, in respect of any so-called synthetic, off-balance sheet or tax retention lease considered borrowed money indebtedness for United States federal income tax purposes, but is classified as an operating lease in accordance with GAAP, the capitalized amount of the remaining lease payments under the relevant lease or agreement that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.
“Tax Deduction” means a deduction or withholding for or on account of Taxes.
“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.
“Transactions” means the execution, delivery and performance by each Loan Party of each Loan Document to which it is a party, the borrowing of Loans and the use of the proceeds thereof and the issuance of Letters of Credit hereunder.
“Treaty Lender” means a Lender which is beneficially entitled to interest payable to that Lender in respect of a Loan and which: (a) is treated as resident (for the purposes of the relevant double taxation treaty) in a jurisdiction having a double taxation treaty with the jurisdiction of incorporation of the relevant Borrower which makes provision for full exemption from Tax imposed by the jurisdiction of incorporation of the Borrower on interest; (b) does not carry on business in the jurisdiction of incorporation of the relevant Borrower through a permanent establishment with which that Lender’s participation in the Loan is effectively connected; and (c) fulfills any other conditions which must be fulfilled under the relevant double taxation treaty by residents of that relevant jurisdiction for such residents to obtain full exemption from Tax imposed by the jurisdiction of incorporation of the relevant Borrower on interest, subject to the completion of any procedural formalities.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.
“U.K. Borrower” means any Foreign Subsidiary Borrower organized under the laws of the United Kingdom of Great Britain and Northern Ireland or any political subdivision thereof (including England and Wales).
“U.S. Borrower” means Wolverine World Wide, Inc., a Delaware corporation, and its successors.
“U.S. Lender” shall have the meaning assigned to such term in Section 2.16(e).
“Wholly-Owned Subsidiary” means, as to any Person, a subsidiary all of the Equity Interests of which (except directors’ qualifying Equity Interests) are at the time directly or indirectly owned by such Person and/or another Wholly-Owned Subsidiary of such Person.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Wolverine Outdoors” means Wolverine Outdoors, Inc., a Michigan corporation.
SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Borrowing”).
SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and

“property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
SECTION 1.04. Accounting Terms; GAAP; Pro Forma Treatment. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the U.S. Borrower notifies the Administrative Agent that the U.S. Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the U.S. Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. For purposes of calculating the Leverage Ratio (as used in Section 6.10 and in determining the Applicable Margin) and the Fixed Charge Coverage Ratio, any (i) Acquisition or (ii) sale outside the ordinary course of business by the U.S. Borrower or any of the Subsidiaries of any asset or group of related assets in one or a series of related transactions, the net proceeds from which exceed $10,000,000, including the incurrence of any Indebtedness and any related financing or other transactions in connection with any of the foregoing, occurring during the period for which such ratios are calculated shall be deemed to have occurred on the first day of the relevant period for which such ratios were calculated on a pro forma basis for any applicable trailing four Fiscal Quarters or otherwise acceptable to the Administrative Agent, provided that any pro forma calculation made by the U.S. Borrower either (i) based on Regulation S-X or (ii) as calculated in good faith and set forth in an officer’s certificate of the U.S. Borrower (and in the case of this clause (ii), based on audited financials of the target company or other financials reasonably satisfactory to the Administrative Agent) shall be acceptable. Notwithstanding any other provision of this Agreement, financial statements of businesses outside the United States acquired in Acquisitions by the U.S. Borrower or any Subsidiary (and, to the extent applicable, financial statements incorporating the results of such businesses) shall not be required to comply with GAAP for periods prior to the date of consummation of such Acquisition.
SECTION 1.05. Foreign Currency Calculations. (a) For purposes of determining the Dollar Equivalent of any Advance denominated in a Foreign Currency or any related amount, the Administrative Agent shall determine the Exchange Rate as of the applicable Exchange Rate Date with respect to each Foreign Currency in which any requested or outstanding Advance is denominated and shall apply such Exchange Rates to determine such amount (in each case after giving effect to any Advance to be made or repaid on or prior to the applicable date for such calculation).
(b) For purposes of any determination under Article VI or VII, all amounts incurred, outstanding or proposed to be incurred or outstanding, and the amount of each investment, asset disposition or other applicable transaction, denominated in currencies other than Dollars shall be translated into Dollars at the currency exchange rates in effect on the date of such determination; provided that no Default or Event of Default shall arise as a result of any limitation set forth in Dollars in this Agreement being exceeded solely as a result of changes in currency exchange rates from those rates applicable at the time or times Indebtedness, Liens, investments or any other applicable transactions were initially consummated in reliance on the exceptions under such Sections. Such currency exchange rates shall be determined in good faith by the U.S. Borrower.
SECTION 1.06. Redenomination of Certain Foreign Currencies. (a) Each obligation of any party to this Agreement to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the Effective Date shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London Interbank Market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.
(b) Without prejudice and in addition to any method of conversion or rounding prescribed by any EMU Legislation and (i) without limiting the liability of any Borrower for any amount due under this Agreement and (ii) without increasing any Commitment of any Lender, all references in this Agreement to Borrowing Minimums and Borrowing Multiples denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the Effective Date shall, immediately upon such adoption, be replaced by references to such Borrowing Minimum and Borrowing Multiple as shall be specified herein with respect to Borrowings denominated in Euros.
(c) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro or any other Foreign Currency.
ARTICLE II
The Credits
SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans denominated in Dollars and Foreign Currencies to the U.S. Borrower and to Foreign Subsidiary Borrowers from time to time during the Availability Period in an aggregate principal amount that will not result in any of the following:
(a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment; or
(b) (i) the Aggregate Revolving Credit Exposure exceeding (ii) the Aggregate Commitments
Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans.
SECTION 2.02. Loans and Borrowings. (a) Each Revolving Loan shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders, ratably in accordance with their respective Applicable Percentages, on the date such Loans are made hereunder (or, in the case of Swingline Loans, in accordance with Section 2.04). The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
(b) Subject to Section 2.13, (i) each Revolving Borrowing denominated in Dollars shall be comprised entirely of ABR Loans or Eurocurrency Loans as the applicable Borrower may request in accordance herewith and (ii) each Revolving Borrowing denominated in a Foreign Currency shall be comprised entirely of Eurocurrency Loans. Each Swingline Borrowing shall be an ABR Loan or shall bear interest at such rate separately agreed to between the applicable Borrower and the Swingline Lender.
(c) Each Borrowing shall be in an aggregate amount that is an integral multiple of the applicable Borrowing Multiple and not less than the applicable Borrowing Minimum, provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of ten Eurocurrency Borrowings outstanding.
(d) Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
(e) Notwithstanding any other provision of this Agreement, each Lender at its option may make any ABR Loan or Eurocurrency Loan by causing any domestic or foreign office, branch or Affiliate of such Lender (an “Applicable Lending Installation”) to make such Loan that has been designated by such Lender to the Administrative Agent. All terms of this Agreement shall apply to any such Applicable Lending Installation of such Lender and the Loans and any promissory notes issued hereunder shall be deemed held by each Lender for the benefit of any such Applicable Lending Installation; provided, however, no Applicable Lending Installation shall be entitled to receive any greater payment under Section 2.16 than the applicable Lender would have been entitled to receive with respect to the relevant Loan and provided, further that the Applicable Lending Installation complies with Section 2.16(e) and (i). Each Lender may, by written notice to the Administrative Agent and the U.S. Borrower, designate replacement or additional Applicable Lending Installations through which Loans will be made by it and for whose account Loan payments are to be made. Each Lender will promptly notify the U.S. Borrower and the Administrative Agent of any event of which it has actual knowledge occurring after the date hereof which will entitle such Lender to compensation pursuant to Section 2.14 and will designate a different Applicable Lending Installation if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender or contrary to its policies.
SECTION 2.03. Requests for Revolving Borrowings. To request a Revolving Borrowing, the applicable Borrower shall notify the Applicable Agent of such request by telephone (a) in the case of a Eurocurrency Borrowing denominated in Dollars, not later than 12:00 noon, Chicago time, three Business Days before the date of the proposed Borrowing, (b) in the case of a Eurocurrency Borrowing denominated in Sterling or Euros, not later than 11:00 a.m., London time, three Business Days before the date of the proposed Borrowing, (c) in the case of a Eurocurrency Borrowing denominated in any other Foreign Currency, not later than such time required by the Applicable Agent three Business Days before the date of the proposed Borrowing or (d) in the case of an ABR Borrowing, not later than 2:00 p.m., Chicago time, one Business Day before the date of the proposed Borrowing; provided, that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement in Dollars as contemplated by Section 2.05(e) may be given not later than 10:00 a.m., Chicago time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Applicable Agent of a written Borrowing Request in a form approved by the Applicable Agent and signed by the applicable Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the Borrower requesting such Borrowing;
(ii) in the case of a Revolving Borrowing requested by a Foreign Subsidiary Borrower, the currency (which may be Dollars or a Foreign Currency) in which such Borrowing is to be denominated;
(iii) the aggregate amount of the requested Borrowing (expressed in Dollars or the applicable Foreign Currency);
(iv) the date of such Borrowing, which shall be a Business Day;
(v) in the case of a Borrowing denominated in Dollars, whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;
(vi) in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by clause (a) of the definition of the term “Interest Period”; and
(vii) the location and number of the applicable Borrower’s account to which funds are to be disbursed.
If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing, unless such Revolving Borrowing is denominated in a Foreign Currency, in which case such Revolving Borrowing shall be a Eurocurrency Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Applicable Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
SECTION 2.04. Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to any Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the Dollar Equivalent of the aggregate principal amount of outstanding Swingline Loans exceeding $20,000,000, or (ii) the Aggregate Revolving Credit Exposure exceeding the Aggregate Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, each Borrower may borrow, prepay and reborrow Swingline Loans made to it hereunder.
(b) To request a Swingline Borrowing, the applicable Borrower shall notify the Applicable Agent of such request by telephone (confirmed in a writing acceptable to the Applicable Agent if requested by the Applicable Agent), not later than (i) 1:00 p.m. Chicago time on the day of any proposed Swingline Loan in the case of any Swingline Loan to the U.S. Borrower denominated in Dollars, (ii) 10:00 a.m. London time on the day of any proposed Swingline Loan in the case of any Swingline Loan denominated in Euros or Sterling, or (iii) 10:00 a.m. London time on the Business Day prior to the day of any proposed Swingline Loan in the case of any other Swingline Loan; or, in each of the foregoing cases, such other times or methods agreed to between the applicable Borrower and the Applicable Agent. Each such notice shall be irrevocable and shall specify (A) the requested date (which shall be a Business Day), (B) whether such Swingline Loan is to be denominated in Dollars or a Foreign Currency, (C) the amount of the requested Swingline Borrowing, and (D) in the case of a Swingline Borrowing denominated in a Foreign Currency, such other information reasonably required by the Swingline Lender. The Applicable Agent shall promptly advise the Swingline Lender of any such notice received from a Borrower. Any funding of a Swingline Loan by the Swingline Lender shall be made in accordance with Section 2.02(a) on the proposed date thereof by wire transfer of immediately available funds by 3:00 p.m., Local Time, to the account of the Applicable Agent most recently designated by it for such purpose by notice to the Swingline Lender. The Applicable Agent will make such Swingline Loan available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to the general deposit account of the applicable Borrower with the Applicable Agent (or, in the case of a Swingline Borrowing made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), by remittance to the applicable Issuing Bank). Notwithstanding anything in this Section 2.04 or elsewhere to the contrary, the Administrative Agent, the Applicable Agent and the applicable Borrower may agree to make any other arrangements for the making of Swingline Loans, including without limitation by way of an overdraft facility or other credit extensions, and the obligations thereunder shall constitute Swingline Loans hereunder if designated as such by the Administrative Agent.
(c) The Swingline Lender may by written notice given to the Applicable Agent not later than 1:00 p.m., Chicago time (or 10:00 a.m. London time in the case of any Swingline Loan denominated in any Foreign Currency or made to any Foreign Subsidiary Borrower) on any Business Day, require the Lenders to acquire participations on such Business Day in all or a portion of the outstanding Swingline Loans. Such notice shall specify the aggregate amount of such Swingline Loans in which the Lenders will participate, and such amount of Swingline Loans (or, if such amount is denominated in a Foreign Currency, the Dollar Equivalent thereof), and shall bear interest at the Alternate Base Rate or such other rate separately agreed to between the applicable Borrower and the Swingline Lender. Promptly upon receipt of such notice, the Applicable Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Applicable Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its respective obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Applicable Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Applicable Agent shall notify the applicable Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph (c), and thereafter payments in respect of such Swingline Loan shall be made to the Applicable Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the applicable Borrower (or other party on behalf of such Borrower) in respect of a Swingline Loan after receipt by such Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Applicable Agent; any such amounts received by the Applicable Agent shall be promptly remitted by the Applicable Agent to the Lenders that shall have made their payments pursuant to this paragraph and to such Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to such Swingline Lender or to the Applicable Agent, as applicable, if and to the extent such payment is required to be refunded to the applicable Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the applicable Borrower of any default in the payment thereof.
SECTION 2.05. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the U.S. Borrower or any Foreign Subsidiary Borrower may request the issuance of Letters of Credit denominated in Dollars or Foreign Currencies for its own account or the account of a Subsidiary acceptable to the Issuing Bank, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the U.S. Borrower, any Foreign Subsidiary Borrower or any Subsidiary to, or entered into by the U.S. Borrower, any Foreign Subsidiary Borrower or a Subsidiary with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.
(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the applicable Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the account party thereof (which shall be the U.S. Borrower, a Foreign Subsidiary Borrower or a Subsidiary), the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit (including whether such Letter of Credit is to be denominated in Dollars or a Foreign Currency). If requested by the Issuing Bank, the applicable Borrower (or the applicable Subsidiary if such Letter of Credit is to be issued for the account of a Subsidiary) also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the applicable Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $25,000,000, and (ii) the Aggregate Revolving Credit Exposure shall not exceed the Aggregate Commitments.
(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date that is one year after the date of the issuance of such Letter of Credit or, in the case of any renewal or extension thereof, one year after such renewal or extension; provided that, if the requesting Borrower so requests, any Letter of Credit may provide for the automatic renewal of such Letter of Credit for successive one year terms (subject to clause (ii)) and (ii) the date that is five Business Days prior to the Maturity Date.
(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the applicable account party on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the applicable account party for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
(e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the applicable account party shall reimburse such LC Disbursement by paying to the

Administrative Agent an amount equal to such LC Disbursement (i) not later than 12:00 noon, Chicago time, on the date that such LC Disbursement is made, if applicable account party shall have received notice of such LC Disbursement prior to 10:00 a.m. Chicago time, on such date, or, (ii) if such notice has not been received by the applicable account party prior to such time on such date, then not later than 12:00 noon, Chicago time on the Business Day immediately following the day that the applicable account party receives such notice; provided that the if the applicable account party is the U.S. Borrower or a Foreign Subsidiary Borrower, such party may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the applicable account party’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the applicable account party fails to make such payment when due, such amount (or, if denominated in Foreign Currency, the Dollar Equivalent thereof) shall bear interest at the Alternate Base Rate and the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the applicable account party in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the applicable account party, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from or for the account of the applicable account party pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the applicable account party of its obligation to reimburse such LC Disbursement.
(f) Obligations Absolute. The applicable account party’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit (except as otherwise provided below), or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the applicable account party’s obligations hereunder; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the U.S. Borrower or any Subsidiary of the U.S. Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the U.S. Borrower to the extent permitted by applicable law) suffered by the U.S. Borrower or any Subsidiary of the U.S. Borrower that are caused by such Issuing Bank’s gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction). Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the

Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the U.S. Borrower or any Subsidiary of the U.S. Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the U.S. Borrower and any applicable Subsidiary to the extent permitted by applicable law) suffered by the U.S. Borrower and any applicable Subsidiary that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or wilful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the applicable account party by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the applicable account party of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.
(h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the applicable account party shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the applicable account party reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans (or in the case such LC Disbursement is denominated in a Foreign Currency, at the rate reasonably determined by the Applicable Agent to be the cost to it of funding such amount plus the then effective Applicable Margin with respect to Eurocurrency Loans); provided that, if the applicable account party fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.12(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.
(i) Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the U.S. Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the U.S. Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.11(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing on the Business Day that the applicable account party receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the applicable account party shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure with respect to such account party as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the U.S. Borrower or any applicable Subsidiary with respect to any Letters of Credit issued for its account described in clause (h) or (i) of Article VII. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the applicable account party under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the applicable account party’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the applicable account party for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure) and the applicable account party is the U.S. Borrower, be applied to satisfy other obligations of the U.S. Borrower under this Agreement. If the applicable account party is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount plus any accrued interest (to the extent not applied as aforesaid) shall be returned to the applicable account party within three Business Days after all Events of Default have been cured or waived.
(k) Additional Issuing Banks. From time to time, the Administrative Agent may designate other Lenders (in addition to JPMorgan) that agree (in their sole discretion) to act in such capacity and are satisfactory to the Administrative Agent and the U.S. Borrower as Issuing Banks. Each such additional Issuing Bank shall execute such agreements requested by the Administrative Agent and shall thereafter be an Issuing Bank hereunder for all purposes, provided that any such additional Issuing Bank shall only issue such Letters of Credit as approved by the Administrative Agent. If at any time there is more than one Issuing Bank hereunder, the U.S. Borrower and any Foreign Subsidiary Borrower may, in its discretion, select which Issuing Bank is to issue any particular Letter of Credit.
(l) Reporting. Unless otherwise requested by the Administrative Agent, each Issuing Bank shall report in writing to the Administrative Agent (i) on the first Business Day of each week and the first Business Day of each Fiscal Quarter, the aggregate face amount of Letters of Credit issued by it and outstanding as of the last Business Day of the preceding week or the preceding Fiscal Quarter, as applicable, (ii) on or prior to each Business Day on which such Issuing Bank expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the aggregate face amount of the Letters of Credit to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension occurred (and whether the amount thereof changed), (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date of such LC Disbursement and the amount of such LC Disbursement and (iv) on any other Business Day, such other information as the Administrative Agent shall reasonably request.

SECTION 2.06. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, Local Time, to the account of the Applicable Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04. The Applicable Agent will make such Loans available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to an account of the applicable Borrower maintained with the Applicable Agent (i) in such location determined by the Administrative Agent, in the case of Loans denominated in Dollars, or (ii) in London, in the case of Loans denominated in a Foreign Currency and designated by the applicable Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans and Swingline Loans made to finance the reimbursement of a LC Disbursement and reimbursements as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.
(b) Unless the Applicable Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Applicable Agent such Lender’s share of such Borrowing, the Applicable Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Applicable Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Applicable Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Applicable Agent, at (i) in the case of such Lender, (x) the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (in the case of a Borrowing denominated in Dollars) or (y) the rate reasonably determined by the Applicable Agent to be the cost to it of funding such amount (in the case of a Borrowing denominated in a Foreign Currency) or (ii) in the case of the applicable Borrower, the interest rate applicable to the Borrowing. If such Lender pays such amount to the Applicable Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
SECTION 2.07. Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the applicable Borrower may elect to convert such Borrowing to a different Type, in the case of Borrowings denominated in Dollars, or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section. The applicable Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Foreign Currency Borrowings or Swingline Dollar Borrowings, which may not be converted or continued.
(b) To make an election pursuant to this Section, the applicable Borrower shall notify the Applicable Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Borrowing of the Type and denominated in the currency resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Applicable Agent of a written Interest Election Request in a form approved by the Applicable Agent and signed by the applicable Borrower.
(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; provided that the resulting Borrowing is required to be a Eurocurrency Borrowing in the case of a Borrowing denominated in a Foreign Currency; and
(iv) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by clause (a) of the definition of the term “Interest Period”.
If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration.
(d) Promptly following receipt of an Interest Election Request, the Applicable Agent shall advise each Lender to which such Interest Election Request relates of the details thereof and of such Lender’s portion of each resulting Borrowing.
(e) If the applicable Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing (unless such Borrowing is denominated in a Foreign Currency, in which case such Borrowing shall be continued as a Eurocurrency Borrowing with an Interest Period of one month’s duration commencing on the last day of such Interest Period). Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the written request (including a request through electronic means) of the Required Lenders, so notifies the applicable Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurocurrency Borrowing, (ii) unless repaid, each Eurocurrency Borrowing denominated in Dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto and (iii) unless repaid, each Eurocurrency Borrowing denominated in a Foreign Currency shall be continued as a Eurocurrency Borrowing with an Interest Period of one month’s duration.
SECTION 2.08. Termination and Reduction/Increases of Commitments; New Term Loans. (a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.
(b) The U.S. Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $5,000,000 and not less than $10,000,000 and (ii) the U.S. Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.10, the Aggregate Revolving Exposure would exceed the Aggregate Commitments.
(c) The U.S. Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the U.S. Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the U.S. Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or the occurrence of another transaction, in which case such notice may be revoked by the U.S. Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.
(d) Subject to the conditions set forth below, the U.S. Borrower may, upon at least ten (10) days (or such other period of time agreed to between the Administrative Agent and the U.S. Borrower) prior written notice to the Administrative Agent, increase the Aggregate Commitments from time to time, either by designating a lender not theretofore a Lender to become a Lender (such designation to be effective only with the prior written consent of the Administrative Agent which shall not be unreasonably withheld) or by agreeing with an existing Lender that such Lender’s Commitment shall be increased (thus increasing the Aggregate Commitments); provided that:
(i) no Default shall have occurred and be continuing hereunder as of the effective date of such increase;
(ii) the representations and warranties made by the Borrowers and contained in Article III shall be true and correct in all material respects (except that any representation or warranty which is already qualified as to materiality or by reference to Material Adverse Effect shall be true and correct in all respects) on and as of the effective date with the same effect as if made on and as of such date (other than those representations and warranties that by their terms expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date);
(iii) the amount of each such increase in the Aggregate Commitments shall not be less than $25,000,000 (or such other minimum amount agreed to between the Administrative Agent and the U.S. Borrower), and shall not cause the Aggregate Commitments to exceed $225,000,000;
(iv) the Borrowers and any applicable Lender or lender not theretofore a Lender, shall execute and deliver to the Administrative Agent, a Lender Addition and Acknowledgement Agreement, in form and substance satisfactory to the Administrative Agent and acknowledged by the Administrative Agent and each Borrower;
(v) no existing Lender shall be obligated in any way to increase its Commitment;
(vi) the Administrative Agent shall consent (which consent shall not be unreasonably withheld) to such increase; and
(vii) the Administrative Agent shall have received such supplemental opinions, resolutions, certificates and other documents as the Administrative Agent may reasonably request.
Upon the execution, delivery, acceptance and recording of the Lender Addition and Acknowledgement Agreement, from and after the effective date specified in a Lender Addition and Acknowledgement

Agreement, such existing Lender shall have a Commitment as therein set forth or such other Lender shall become a Lender with a Commitment as therein set forth and all the rights and obligations of a Lender with such a Commitment hereunder. Upon its receipt of a Lender Addition and Acknowledgement Agreement together with any note or notes, if requested, subject to such addition and assumption and the written consent to such addition and assumption, the Administrative Agent shall, if such Lender Addition and Acknowledgement Agreement has been completed and the other conditions described in this Section 2.08 have been satisfied: (x) accept such Lender Addition and Acknowledgement Agreement; (y) record the information contained therein in the Register; and (z) give prompt notice thereof to the Lenders and the U.S. Borrower and deliver to the Lenders a schedule reflecting the new Commitments. The Lenders (new or existing) shall accept an assignment from the existing Lenders, and the existing Lenders shall make an assignment to the new or existing Lender accepting a new or increased Commitment, of a direct or participation interest in each then outstanding Loans and Letter of Credit such that, after giving effect thereto, all Revolving Credit Exposure hereunder is held ratably by the Lenders in proportion to their respective Commitments. Assignments pursuant to the preceding sentence shall be made in exchange for the principal amount assigned plus accrued and unpaid interest and facility and letter of credit fees. The U.S. Borrower shall make any payments under Section 2.15 resulting from such assignments.
(e) Subject to the conditions set forth below, the U.S. Borrower may, upon at least ten (10) days (or such other period of time agreed to between the Administrative Agent and the U.S. Borrower) prior written notice to the Administrative Agent, request a new credit facility which is a term loan (a “New Term Loan”); provided that:
(i) no Default shall have occurred and be continuing hereunder as of the effective date of such increase;
(ii) the representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct in all material respects (except that any representation or warranty which is already qualified as to materiality or by reference to Material Adverse Effect shall be true and correct in all respects) on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date;
(iii) the amount of each such New Term Loan shall not be less than $25,000,000 (or such other minimum amount agreed to between the Administrative Agent and the U.S. Borrower), and shall not cause the sum of (x) the Aggregate Commitments plus (y) the outstanding amount of any such New Term Loan (and any other New Term Loans made under this Section (2.08(e)) to exceed $225,000,000;
(iv) the Borrowers and any applicable Lender or lender not theretofore a Lender, shall execute and deliver to the Administrative Agent, a Lender Addition and Acknowledgement Agreement, in form and substance satisfactory to the Administrative Agent and acknowledged by the Administrative Agent and each Borrower;
(v) no existing Lender shall be obligated in any way to make any New Term Loan;
(vi) the Administrative Agent shall consent (which consent shall not be unreasonably withheld) to such increase;

(vii) the Administrative Agent shall have received such supplemental opinions, resolutions, certificates and other documents as the Administrative Agent may reasonably request;
(viii) the interest rates and fees applicable to the New Term Loan shall be determined by the U.S., Borrower and the lenders thereunder;
(ix) the New Term Loans shall constitute “Loans” for all purposes of the Loan Documents;
(x) this Agreement and the other Loan Documents may be amended in a writing executed and delivered by the U.S. Borrower and the Administrative Agent to reflect any technical changes necessary to give effect to such New Term Loan in accordance with its terms as set forth herein, which may include the addition of such New Term Loan as a separate facility; and
(xi) such New Term Loan is on the same terms and conditions as those set forth in this Agreement, except as set forth in clause (vii) or (viii) above or to the extent reasonably satisfactory to the Administrative Agent.
SECTION 2.09. Repayment of Loans; Evidence of Debt. (a) The U.S. Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan made to it hereunder on the Maturity Date, and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan made to it hereunder on the earlier of the Maturity Date and two Business Days after the date demanded by the Swingline Lender. Each Foreign Subsidiary Borrower hereby unconditionally promises to pay (i) to the Applicable Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan to such Foreign Subsidiary Borrower on the Maturity Date, and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan made to it hereunder on the earlier of the Maturity Date and two Business Days after the date demanded by the Swingline Lender. Except pursuant to the Parent Guaranty, no Borrower shall have any liability hereunder for any Loans extended to any other Borrower or any other Obligations of any other Borrower.
(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(c) Each Applicable Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) any amount received by such Applicable Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or an Applicable Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay the Loans made to such Borrower in accordance with the terms of this Agreement.
(e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the applicable Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in the form of Exhibit E hereto or such other form approved by the Applicable Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
SECTION 2.10. Prepayment of Loans. (a) Each Borrower shall have the right at any time and from time to time to prepay any Borrowing made by it in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.
(b) The applicable Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Revolving Borrowing, not later than 2:00 p.m., Local time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Revolving Borrowing, not later than 2:00 p.m., Local time, one Business Day before the date of prepayment, or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, Local Time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12.
(c) In the event and on such occasion that (i) (A) the Aggregate Revolving Credit Exposure exceeds (B) (x) 103% of the Aggregate Commitments solely as a result of currency fluctuations or (y) the Aggregate Commitments (other than as a result of currency fluctuations), each Borrower shall prepay Aggregate Revolving Credit Exposure owing by such Borrower in an amount such that the aggregate amount prepaid by all Borrowers shall be equal to the amount by which the Aggregate Revolving Credit Exposure exceeds the Aggregate Commitments.
SECTION 2.11. Fees. (a) The U.S. Borrower agrees to pay to the Administrative Agent for the account of each Lender a facility fee, which shall accrue at the Applicable Margin on the daily amount of the Commitment of such Lender (whether used or unused) during the period from and including the date hereof to but excluding the date on which such Commitment terminates; provided that, if such Lender continues to have any Revolving Credit Exposure after its Commitment terminates, then such facility fee shall continue to accrue on the daily amount of such Lender’s Revolving Credit Exposure from and including the date on which its Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Credit Exposure. Accrued facility fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any facility fees accruing after the date on which the Commitments terminate shall be payable on demand. All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(b) Each Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit issued for the account of such Borrower (or its applicable Subsidiary), which shall accrue at the same Applicable Margin used to determine the interest rate applicable to Eurocurrency Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee with respect to Letters of Credit issued for the account of such Borrower (or its applicable Subsidiary), which shall accrue at a rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(c) The U.S. Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the U.S. Borrower and the Administrative Agent.
(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of facility fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.
SECTION 2.12. Interest. (a) The Loans comprising each ABR Borrowing (including each Swingline Loan that is an ABR Borrowing) shall bear interest at the Alternate Base Rate plus the Applicable Margin.
(b) The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.
(c) Each Swingline Loan that is an ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Margin, and each Swingline Loan that is not an ABR Borrowing shall bear interest at the rate separately agreed to between the applicable Borrower and the Swingline Lender.
(d) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by any Borrower hereunder is not paid when due (after the expiration of any applicable grace or cure period), whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.
(e) Accrued interest on each Loan made to each Borrower shall be payable by such Borrower in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans,

upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(f) All interest hereunder shall be computed on the basis of a year of 360 days, except that (i) interest on Borrowings denominated in Sterling shall be computed on the basis of a year of 365 days, (ii) interest on Borrowings denominated in any other Foreign Currency for which it is required by applicable law or customary to compute interest on the basis of a year of 365 days or, if required by applicable law or customary, 366 days in a leap year, shall be computed on such basis, and (iii) interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
(g) For purposes of the Interest Act (Canada), (i) whenever any interest or fee under this Agreement is calculated using a rate based on a year of 360 days or 365 days, as the case may be, the rate determined pursuant to such calculation, when expressed as an annual rate, is equivalent to (x) the Applicable Margin based on a year of 360 days or 365 days, as the case may be, (y) multiplied by the actual number of days in the calendar year in which the period for which such interest or fee is payable (or compounded) ends, and (z) divided by 360 or 365, as the case may be, (ii) the principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement, and (iii) the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.
SECTION 2.13. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing denominated in any currency:
(a) the Applicable Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or
(b) the Applicable Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;
then the Applicable Agent shall give notice thereof to the Borrowers and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Applicable Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing denominated in such currency shall be ineffective and such Borrowing shall be converted to or continued as on the last day of the Interest Period applicable thereto (A) if such Borrowing is denominated in Dollars, an ABR Borrowing or (B) if such Borrowing is denominated in a Foreign Currency, as a Borrowing bearing interest at such rate as the Administrative Agent determines adequately reflects the costs to the Lenders of making or maintaining such Borrowing, and (ii) if any Borrowing Request requests a Eurocurrency Borrowing in such currency, such Borrowing shall be made as an ABR Borrowing (if such Borrowing is requested to be made in Dollars) or shall be made as a

Borrowing bearing interest at such rate as the Administrative Agent determines adequately reflects the costs to the Lenders of making or maintaining such Borrowing.
SECTION 2.14. Increased Costs. (a) If any Change in Law shall:
(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank; or
(ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or any Advance made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then the applicable Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered; provided, however, nothing in this Section 2.14 shall be interpreted as requiring a Borrower to compensate any Lender or Issuing Bank for any Taxes.
(b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the applicable Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.
(c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the U.S. Borrower and shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
(d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that no Borrower shall be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies such Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.15. Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(b) and is revoked in accordance therewith), or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the U.S. Borrower pursuant to Section 2.18, then, in any such event, the applicable Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for Dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the applicable Borrower and shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
SECTION 2.16. Taxes. (a) Any and all payments by or on account of any obligation of any Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if any Borrower shall be required by law or regulation to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
(b) In addition, each Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
(c) Each Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of such Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the applicable Borrower by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.
(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower to a Governmental Authority, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(e) (i) Each Foreign Lender that is entitled to an exemption from U.S. withholding tax shall on or prior to the date such Foreign Lender becomes a “Foreign Lender” hereunder and at any of the following times; and, after a Change in Law, if a Foreign Lender becomes subject to such withholding tax at a reduced rate under an applicable tax treaty at such time and thereafter at any of the following times: (x) on or prior to the date on which any such form or certification expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (e)(i) and (z) from time to time if requested by any U.S. Borrower or the Administrative Agent, provide the Administrative Agent and the U.S. Borrower with two completed originals of the following, as applicable: (A) IRS Form W-8ECI (claiming exemption from U.S. withholding tax because the income is effectively connected with a U.S. trade or business), IRS Form W-8BEN (claiming exemption from, or a reduction of, U.S. withholding tax under an income tax treaty) and/or IRS Form W-8IMY (together with all required statements and IRS Forms W-8 for such Foreign Lender’s beneficial holders) or any successor forms, (B) in the case of a Foreign Lender claiming exemption under Sections 871(h) or 881(c) of the Code, IRS Form W-8BEN (claiming exemption from U.S. withholding tax under the portfolio interest exemption) or any successor form and a certificate in form and substance acceptable to the Appropriate Agent that such Foreign Lender is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Borrowers within the meaning of Section 881(c)(3)(B) of the Code or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code or (C) any other applicable document prescribed by the IRS certifying as to the entitlement of such Foreign Lender to such exemption from U.S. withholding tax or reduced rate with respect to all payments to be made to such Foreign Lender under the Loan Documents. Unless the U.S. Borrower and the Administrative Agent have received forms or other documents satisfactory to them indicating that payments under any Loan Document to or for a Foreign Lender are not subject to U.S. withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Borrowers and the Administrative Agent shall withhold amounts required to be withheld by applicable law from such payments at the applicable statutory rate.
(ii) Each Lender other than a Foreign Lender (each, a “U.S. Lender”) shall (A) on or prior to the date such Lender becomes a “U.S. Lender” hereunder, (B) on or prior to the date on which any such form or certification expires or becomes obsolete, (C) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (e)(ii) and (D) from time to time if requested by the U.S. Borrower or the Administrative Agent, provide the Administrative Agent and the U.S. Borrower with two completed originals of IRS Form W-9 (certifying that such Lender is a U.S. Lender and is entitled to an exemption from U.S. backup withholding tax) or any successor form.
(f) If a Borrower pays any additional amount pursuant to this Section 2.16 with respect to an Administrative Agent, Issuing Bank, or Lender, such Administrative Agent, Issuing Bank, or Lender shall use reasonable efforts to obtain a refund of Tax or credit against its Tax liabilities (including interest) on account of such payment. In the event that such Person receives such a refund or credit, such Person shall pay to the applicable Borrower an amount that such Person reasonably determines is equal to the net Tax benefit obtained by such Person as a result of such payment by the applicable Borrower. In the event that no refund or credit is obtained with respect to the applicable Borrower’s payments to such Person pursuant to this Section 2.16, then such Person shall upon request provide a certification that such Person has not received a refund or credit for such payments.
(g) Any Lender claiming any additional amounts payable pursuant to this Section 2.16 shall use its reasonable efforts (consistent with its internal policies and applicable law) to avoid or minimize any amounts which might otherwise be payable pursuant to this Section 2.16, including by changing the jurisdiction of its lending office if such a change would reduce any such additional amounts (or any similar amount that may thereafter accrue) and would not, in the sole determination of such Lender, be otherwise be disadvantageous to such Lender.
(h) A Borrower is not required to make an increased payment to a Lender under Section 2.16(a) above in respect of a Tax Deduction, if and to the extent on the date on which the payment falls due (y) the relevant Lender is a Treaty Lender and the payment could have been made to it without the Tax Deduction had that Lender complied with its obligations under 2.16(i) below; or (z) the payment could have been made to the relevant Lender without a Tax Deduction if it was a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any Change in Law after the date on which it became a Lender.
(i) Any Lender that is legally entitled to exemption or reduction from withholding tax under the law or the jurisdiction in which the applicable Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall co-operate in promptly completing any procedural formalities necessary for the Borrower to obtain authorization to make that payment without a withholding or at a reduced rate. In particular, each Lender which is participating in a Loan made to a U.K. Borrower and is a Treaty Lender undertakes to use all reasonable endeavors to promptly process the appropriate application pursuant to the United Kingdom Double Taxation Relief (Taxes on Income) (General) Regulations 1970 and the relevant double taxation treaty to enable interest on the Loan made by it to the U.K. Borrower under this Agreement to be paid to it without any deduction or withholding for or on account of any Indemnified Taxes or Other Taxes imposed by the United Kingdom and, if appropriate, to seek, at the U.K. Borrower’s expense, a refund of any such tax previously withheld (and in respect of which amounts have been paid by the U.K. Borrower pursuant to this Section 2.16) from interest payments made to that Treaty Lender.
SECTION 2.17. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) Unless otherwise specified, each Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.14, 2.15, 2.16 or 2.20, or otherwise) prior to 1:00 p.m., Local Time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Applicable Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Applicable Agent to the applicable account designated to the applicable Borrower by each Applicable Agent, except payments to be made directly to the applicable Issuing Bank or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.14, 2.15, 2.16, 2.20 and 9.03 shall be made directly to the persons entitled thereto. The Applicable Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder of (i) principal or interest in respect of any Loan shall be made in the currency in which such Loan is denominated, (ii) reimbursement obligations shall be made in the currency in which the Letter of Credit in respect of which such reimbursement obligation exists is denominated or (iii) any other amount due hereunder or under another Loan Document shall be made in Dollars. Any payment required to be made by an Applicable Agent hereunder shall be deemed to have been made by the time required if such Applicable Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by such Applicable Agent to make such payment.

(b) If at any time insufficient funds are received by and available to the Applicable Agent from the applicable Borrower to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due from such Borrower hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due from such Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due from such Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.
(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph (c) shall not be construed to apply to any payment made by a Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to such Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph (c) shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.
(d) Unless the Applicable Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Applicable Agent for the account of the Lenders or the applicable Issuing Bank hereunder that such Borrower will not make such payment, the Applicable Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Bank, as applicable, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as applicable, severally agrees to repay to the Applicable Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at (i) the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation (in the case of an amount denominated in Dollars) and (ii) the rate reasonably determined by the Applicable Agent to be the cost to it of funding such amount (in the case of an amount denominated in a Foreign Currency).
(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(b), 2.17(d) or 9.03(c), then the Applicable Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Applicable Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.18. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.14, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The applicable Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b) If any Lender requests compensation under Section 2.14, or if a Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, or if any Lender is a Defaulting Lender, then such Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) such Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld or delayed (and if a Commitment is being assigned, the Issuing Bank, which consent shall not be unreasonably withheld or delayed), (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or such Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling such Borrower to require such assignment and delegation cease to apply.
SECTION 2.19. Foreign Subsidiary Borrowers. On or after the Effective Date, the U.S. Borrower may designate any Foreign Subsidiary that is a Wholly-Owned Subsidiary as a Foreign Subsidiary Borrower by delivery to the Administrative Agent of a Foreign Subsidiary Borrower Agreement executed by such Foreign Subsidiary and the U.S. Borrower. Each such designation shall be subject to the consent of the Administrative Agent (which consent shall not unreasonably be withheld or delayed). Upon the execution by the U.S. Borrower and delivery to the Administrative Agent of a Foreign Subsidiary Borrower Termination with respect to any Foreign Subsidiary Borrower, such Foreign Subsidiary shall cease to be a Foreign Subsidiary Borrower and a party to this Agreement; provided that no Foreign Subsidiary Borrower Termination will become effective as to any Foreign Subsidiary Borrower (other than to terminate such Foreign Subsidiary Borrower’s right to make further Borrowings under this Agreement) at a time when any principal of or interest on any Loan to such Foreign Subsidiary Borrower shall be outstanding hereunder. Promptly following receipt of any Foreign Subsidiary Borrower Agreement or Foreign Subsidiary Borrower Termination, the Administrative Agent shall send a copy thereof to each Lender.
SECTION 2.20. Additional Reserve Costs. (a) For so long as any Lender is required to comply with reserve assets, liquidity, cash margin or other requirements of any monetary or other authority (including any such requirement imposed by the European Central Bank or the European System of Central Banks, but excluding requirements reflected in the Statutory Reserves or the Mandatory Cost) in respect of any of such Lender’s Foreign Currency Loans, such Lender shall be entitled to require the applicable Foreign Subsidiary Borrower to pay, contemporaneously with each payment of interest on each of such Lender’s Loans subject to such requirements, additional interest on such Loan at a rate per annum specified by such Lender to be the cost to such Lender of complying with such requirements in relation to such Loan.
(b) Any additional interest owed pursuant to paragraph (a) above shall be determined by the applicable Lender, which determination shall be conclusive absent manifest error, and notified to the applicable Borrower (with a copy to the Administrative Agent) at least five Business Days before each date on which interest is payable for the applicable Loan, and such additional interest so notified to the applicable Borrower by such Lender shall be payable to the Administrative Agent for the account of such Lender on each date on which interest is payable for such Loan.
(c) Each Lender shall, in consultation with the applicable Borrower, take all reasonable steps as may be available to it to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to the Mandatory Cost including (but not limited to) transferring its rights and obligations under this Agreement to another Affiliate or office or offices through which it will perform its obligations under this Agreement; provided, that any such Lender will not be required to take any such action if to do so would, in the judgment of such Lender, be reasonably expected to have an adverse effect on its business, operations or financial condition, cause it to incur liabilities or obligations or reduce its return in relation to its participations in the Loans.
SECTION 2.21. Guaranties. (a) To guarantee the payment when due of the Guaranteed Obligations, the U.S. Borrower shall cause each of the following to execute and deliver Guaranties to the Administrative Agent: (i) subject to Section 2.21(b) below, each Domestic Subsidiary of the U.S. Borrower that is (A) a Wholly-Owned Subsidiary of the U.S Borrower and is (B) owned directly only by the U.S. Borrower and any other Domestic Subsidiary or Subsidiaries of the U.S. Borrower (each such Domestic Subsidiary referenced in clauses (A) and (B), an “Eligible Domestic Subsidiary”), will Guarantee all Guaranteed Obligations; and (ii) the U.S. Borrower will Guarantee all Guaranteed Obligations of each Foreign Subsidiary Borrower and each Subsidiary that is not a Borrower but is an account party on any Letter of Credit.
(b) Notwithstanding the foregoing, the U.S. Borrower shall not be obligated to cause any Domestic Subsidiary to deliver the Guarantee referenced under Section 2.21(a) above unless, as of the end of any Fiscal Quarter, all Eligible Domestic Subsidiaries that have not delivered the Guarantees referenced under Section 2.21(a) above would constitute a Significant Subsidiary if considered as one Subsidiary. If all such Eligible Domestic Subsidiaries that have not delivered the Guarantees referenced under Section 2.21(a) above as of the end of any Fiscal Quarter would constitute a Significant Subsidiary, then the U.S. Borrower shall (i) so notify the Administrative Agent within ten Business Days after the date financial statements are due to be delivered with respect to such Fiscal Quarter under Section 5.01(b), or, if such quarter is the last Fiscal Quarter of a Fiscal Year, within ten Business Days after the date financial statements are due to be delivered with respect to such Fiscal Year under Section 5.01(a) (the date referenced in this clause (i), as applicable, the “New Subsidiary Guarantor Date”) and (ii) as of such New Subsidiary Guarantor Date, promptly cause such new Eligible Domestic Subsidiary or Eligible Domestic Subsidiaries as it shall select (each, a “New Subsidiary Guarantor”) to execute and deliver an additional Guaranty or Guaranties to the Administrative Agent. In making such determination under this Section 2.21(b), the assets or income of any Domestic Subsidiary shall be determined using the consolidated assets and income of such Subsidiary and its subsidiaries.
(c) The U.S. Borrower agrees that promptly after each New Subsidiary Guarantor Date, it will and will promptly cause each New Subsidiary Guarantor to execute and deliver, promptly upon the request of the Administrative Agent, such additional certificates, legal opinions, lien searches, organizational and other charter documents, resolutions and other documents and agreements as the Administrative Agent may request in connection therewith.
(d) In addition to any additional Guaranties required by the terms of Sections 2.21(a) and (b) above, the U.S. Borrower shall have the ability at any time, solely at its option, to designate any Subsidiary as a Guarantor by delivering notice of such designation to the Administrative Agent. Any designation of any Subsidiary as a Guarantor pursuant to the provisions of this Section 2.21(d) may be revoked by the U.S. Borrower at any time, so long as such Subsidiary at the time of such revocation shall not be required to be a Guarantor under the provisions of Sections 2.21(a) and (b) above.
(e) Any Guarantor shall be released from its Guaranty (i) upon any sale or other transfer of such Person permitted hereunder, or (ii) if such Guarantor is not required to be a Guarantor under this Section 2.21 (including upon any revocation of such Guaranty pursuant to Section 2.21(d) above), and (iii) as otherwise permitted hereunder or under the terms of the applicable Guaranty.
SECTION 2.22. Defaulting Lenders.
Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a) fees shall cease to accrue on the Commitment (whether used or unused) of such Defaulting Lender pursuant to Section 2.11(a);
(b) the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.02), provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender;
(c) if any Swingline Exposure or LC Exposure exists at the time a Lender becomes a Defaulting Lender then:
(i) all or any part of such Swingline Exposure and LC Exposure shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages2 but only to the extent (x) the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments and (y) the conditions set forth in Section 4.02 are satisfied at such time; and
(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the applicable Borrower shall within one Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.05(j) for so long as such LC Exposure is outstanding;
(iii) if the applicable Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to Section 2.20(c), the applicable Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.11(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;
(iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to Section 2.20(c), then the fees payable to the Lenders pursuant to Section 2.11(a) and Section 2.11(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; or
(v) if any Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to Section 2.20(c), then, without prejudice to any rights or remedies of the Issuing Bank or any Lender hereunder, all facility fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 2.11(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until such LC Exposure is cash collateralized and/or reallocated;
(d) so long as any Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the applicable Borrower in accordance with Section 2.20(c), and participating interests in any such newly issued or increased Letter of Credit or newly made Swingline Loan shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.20(c)(i) (and Defaulting Lenders shall not participate therein); and
(e) any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 2.17 but excluding Section 2.18(b) on account of the Obligations of any Borrower shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent on account of the Obligations of such Borrower hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Lender to the Issuing Bank or Swingline Lender on account of the Obligations of such Borrower hereunder, (iii) third, to the funding of any Loan or the funding or cash collateralization of any participating interest in any Swingline Loan or Letter of Credit in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, in each case on account of the Obligations of such Borrower, as determined by the Administrative Agent, (iv) fourth, if so determined by the Administrative Agent and the applicable Borrower, held in such account as cash collateral for future funding obligations of the Defaulting Lender with respect to such Borrower under this Agreement, (v) fifth, pro rata, to the payment of any amounts owing to such Borrower or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by such Borrower or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement and (vi) sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is (x) a prepayment of the principal amount of any Loans or reimbursement obligations in respect of LC Disbursements which a Defaulting Lender has funded its participation obligations and (y) made at a time when the conditions set forth in Section 4.02 are satisfied, such payment shall be applied solely to prepay the Loans of, and reimbursement obligations owed to, all non-Defaulting Lenders with respect to the Obligations of such Borrower pro rata prior to being applied to the prepayment of any Loans, or reimbursement obligations owed to, any Defaulting Lender.
In the event that the Administrative Agent, the U.S. Borrower, the Issuing Bank and the Swingline Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a

Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.
ARTICLE III
Representations and Warranties
In order to induce the Lenders and the Administrative Agent to enter into this Agreement, the U.S. Borrower represents and warrants to each Lender and the Administrative Agent, that the following statements are true, correct and complete:
SECTION 3.01. Organization; Powers. Except as could not individually or in the aggregate reasonably be expected to result in a Material Adverse Effect, each Loan Party is duly organized, validly existing and in good standing (or, if applicable in a foreign jurisdiction, enjoys the equivalent status under the laws of any jurisdiction of organization outside the United States) under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and is qualified to do business in, and is in good standing (or, if applicable in a foreign jurisdiction, enjoys the equivalent status under the laws of any jurisdiction of organization outside the United States) in, every jurisdiction where such qualification is required.
SECTION 3.02. Authorization; Enforceability. The Transactions are within each Loan Party’s corporate powers and have been duly authorized by all necessary corporate, stockholder, and shareholder action. Each Loan Document dated as of the date hereof has been duly executed and delivered by each Loan Party party thereto and, assuming due execution and delivery by all parties other than the Loan Parties, constitutes a legal, valid and binding obligation of each Loan Party party thereto, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and will not violate any applicable law or regulation or any order of any Governmental Authority, (b) will not violate the charter, by-laws or other organizational documents of the U.S. Borrower or any of its Subsidiaries, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the U.S. Borrower or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the U.S. Borrower or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the U.S. Borrower or any of its Subsidiaries, except to the extent such violation or default or Lien, could not, in the case of subparts (a), (c) or (d), or subpart (b) as it applies to Subsidiaries of the U.S. Borrower, reasonably be expected to result in a Material Adverse Effect.
SECTION 3.04. Financial Condition; No Material Adverse Change. (a) The U.S. Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the Fiscal Year ended January 2, 2010, reported on by Ernst & Young, LLP, independent public accountants. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the U.S. Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, except as may be indicated in the notes thereto.
(b) Since January 2, 2010, there has been no material adverse change in the business, assets, operations, or financial condition of the U.S. Borrower and its Subsidiaries, taken as a whole.
SECTION 3.05. Properties. (a) Each of the U.S. Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except where such failure to have good title or valid leasehold interests could not reasonably be expected to result in a Material Adverse Effect. None of the assets of the U.S. Borrower or any of its Subsidiaries is subject to any Lien other than Liens permitted under Section 6.02.
(b) Except as could not reasonably be expected to result in a Material Adverse Effect, (i) each of the U.S. Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and (ii) the use thereof by the U.S. Borrower and its Subsidiaries does not, to the knowledge of the U.S. Borrower, infringe upon the rights of any other Person.
SECTION 3.06. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the U.S. Borrower, threatened against or affecting the U.S. Borrower or any of its Subsidiaries (i) that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) as of the date of this Agreement, that involve this Agreement or the Transactions.
(b) Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the U.S. Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.
SECTION 3.07. Compliance with Laws and Agreements. Each of the U.S. Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.
SECTION 3.08. Investment Company Status. None of the U.S. Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
SECTION 3.09. Taxes. Each of the U.S. Borrower and its Subsidiaries has timely (after taking into account all available extensions) filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the U.S. Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.10. ERISA; Foreign Pension Plans. (a) No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The excess of the present value of all benefit liabilities under each Plan of the U.S. Borrower, the

Subsidiaries and the ERISA Affiliates (based on those assumptions used to fund such Plan), as of the last annual valuation date applicable thereto for which a valuation is available, over the value of the assets of such Plan could not reasonably be expected to have a Material Adverse Effect, and the excess of the present value of all benefit liabilities of all underfunded Plans (based on those assumptions used to fund each such Plan) as of the last annual valuation dates applicable thereto for which valuations are available, over the value of the assets of all such underfunded Plans could not reasonably be expected to have a Material Adverse Effect. Each of the U.S. Borrower, the Subsidiaries and the ERISA Affiliates is in compliance with the applicable provisions of ERISA and the provisions of the Code relating to Plans and the regulations and published interpretations thereunder and any similar applicable non-U.S. law, except for such noncompliance that could not reasonably be expected to have a Material Adverse Effect. Each of the U.S. Borrower and the Subsidiaries is in compliance (i) with all applicable provisions of law and all applicable regulations and published interpretations thereunder with respect to any employee pension benefit plan or other employee benefit plan governed by the laws of a jurisdiction other than the United States and (ii) with the terms of any such plan, except, in each case, for such noncompliance that could not reasonably be expected to have a Material Adverse Effect.
(b) Except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect, (i) each Foreign Pension Plan has been maintained in substantial compliance with its terms and in substantial compliance with the requirements of any and all applicable laws, statutes, rules, regulations and orders (including all funding requirements and the respective requirements of the governing documents for each such Foreign Pension Plan) and has been maintained, where required, in good standing with applicable regulatory authorities and (ii) all contributions required to be made with respect to a Foreign Pension Plan have been timely made. Neither the U.S. Borrower nor any Subsidiary has incurred any obligation in connection with the termination of or withdrawal from any Foreign Pension Plan that could reasonably be expected to have a Material Adverse Effect. No actions or proceedings have been taken or instituted to terminate or wind-up a Foreign Pension Plan that could reasonably be expected to have a Material Adverse Effect. The present value of the accrued benefit liabilities (whether or not vested) under all Foreign Pension Plans, determined as of the end of the U.S. Borrower’s most recently ended fiscal year on the basis of actuarial assumptions, each of which is reasonable, could not reasonably be expected to have a Material Adverse Effect.
SECTION 3.11. Disclosure.
All written information (other than any projected financial information, any pro forma financial statements and estimates and information of a general economic nature) concerning the U.S. Borrower and its Subsidiaries and the Transactions included in the Information Memorandum or otherwise prepared by or on behalf of the foregoing or their representatives and made available to the Lenders or the Administrative Agent in writing in connection with the Transactions on or before the date of this Agreement, when taken as a whole, as of the date such Information was furnished to the Administrative Agent or such Lenders, as the case may be, and in light of all publicly available information concerning the U.S. Borrower and its Subsidiaries as of such date, did not contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made. Any projected financial information, pro forma financial statements and estimates and information of a general economic nature prepared by or on behalf of the U.S. Borrower or any of its representatives and that have been made available date of this Agreement have been prepared in good faith based upon assumptions believed by the U.S. Borrower to be reasonable as of the date thereof.
SECTION 3.12 Use of Advances. Each Borrower will use the proceeds of the Advances for refinancing existing indebtedness, working capital, its general corporate purposes, Restricted Payments permitted hereunder and Acquisitions. Neither the U.S. Borrower nor any of its Subsidiaries extends or maintains, in the ordinary course of business, credit for the purpose, whether immediate, incidental, or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of any Advance will be used in any manner that is in violation of any applicable law or regulation (including without limitation Regulations U or X of the Board). After applying the proceeds of each Advance, Margin Stock will not constitute more than 25% of the value of the assets (either of any Borrower alone or of the U.S. Borrower and its Subsidiaries on a consolidated basis) that are subject to any provisions of this Agreement that may cause the Advances to be deemed secured, directly or indirectly, by Margin Stock.
SECTION 3.13. Subsidiaries. As of the Effective Date, the U.S. Borrower has no Subsidiaries other than those Subsidiaries listed on Schedule 3.13. Schedule 3.13 correctly sets forth, as of the Effective Date, the jurisdiction of organization of each Subsidiary. Wolverine Outdoors is the sole Subsidiary which is a Guarantor as of the Effective Date. As of the Effective Date and as of the end of each Fiscal Quarter thereafter, the Eligible Domestic Subsidiaries that have not delivered the Guaranties required under Section 2.21(a) above would not constitute a Significant Subsidiary if considered as one Subsidiary.
ARTICLE IV
Conditions
SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):
(a) The Administrative Agent (or its counsel) shall have received from each Lender and Loan Party party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy or other electronic imaging transmission of a signed signature page) that such party has signed a counterpart of this Agreement.
(b) The Administrative Agent shall have received the favorable written opinions (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of counsel for the U.S. Borrower in form and substance satisfactory to it and covering such matters relating to the U.S. Borrower and Wolverine Outdoors, the Loan Documents, and the Transactions as the Required Lenders shall reasonably request. The U.S. Borrower hereby requests such counsels to deliver such opinions.
(c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Loan Parties, the authorization of the Transactions and any other legal matters relating to the Loan Parties, the Loan Documents or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.
(d) The Administrative Agent shall have received from Wolverine Outdoors a duly executed and delivered Subsidiary Guaranty.
(e) The Administrative Agent shall have received from the U.S. Borrower a duly executed and delivered Parent Guaranty.
(f) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the U.S. Borrower,

confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.
(g) The Administrative Agent shall have received evidence satisfactory to it of the payment in full and termination of the existing Credit Agreement of the U.S. Borrower dated July 22, 2005, as amended, and the termination of all Liens created pursuant thereto.
(h) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced by the relevant Person, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the U.S. Borrower hereunder on the Effective Date.
(i) All legal (including tax implications) and regulatory matters shall be reasonably satisfactory to the Administrative Agent and all due diligence reviews of the U.S. Borrower and its Subsidiaries shall have been completed to the reasonable satisfaction of the Administrative Agent.
(j) The Loan Parties shall have delivered such other documents as the Administrative Agent, the LC Issuer, any Lender or their respective counsel may have reasonably requested.
The Administrative Agent shall notify the Borrowers and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 3:00 p.m., Chicago time, on June 7, 2010 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).
SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:
(a) The representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct in all material respects (except that any representation or warranty which is already qualified as to materiality or by reference to Material Adverse Effect shall be true and correct in all respects) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date; and
(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.
Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the applicable Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.
SECTION 4.03. Credit Events Relating to Foreign Subsidiary Borrowers. The obligations of the Lenders to make Loans to any Foreign Subsidiary that becomes a Foreign Subsidiary Borrower after the Effective Date, in each case to the extent designated in accordance with Section 2.19, are subject to the satisfaction of the following conditions (which are in addition to the conditions contained in Sections 4.01 and 4.02):
(a) The Administrative Agent (or its counsel) shall have received a Foreign Subsidiary Borrower Agreement with respect to such Foreign Subsidiary Borrower duly executed by all parties thereto; and
(b) The Administrative Agent shall have received such documents (including without limitation legal opinions reasonably satisfactory to the Administrative Agent if requested by the Administrative Agent) and certificates as the Administrative Agent or its counsel may reasonably request relating to the formation, existence and good standing of such Foreign Subsidiary Borrower, the authorization of Borrowings as they relate to such Foreign Subsidiary Borrower and any other legal matters relating to such Foreign Subsidiary Borrower or its Foreign Subsidiary Borrower Agreement, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.
ARTICLE V
Affirmative Covenants
Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the U.S. Borrower covenants and agrees with the Lenders that:
SECTION 5.01. Financial Statements and Other Information. The U.S. Borrower will furnish to the Administrative Agent:
(a) within 90 days after the end of each Fiscal Year of the U.S. Borrower, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all reported on by Ernst & Young, LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the U.S. Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP;
(b) within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the U.S. Borrower, its consolidated balance sheet and related statements of operations and cash flows as of the end of and for such Fiscal Quarter and the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the U.S. Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes;
(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the U.S. Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Sections 6.09 and 6.10 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the most recent audited financial statements either referred to in Section 3.04 or delivered pursuant to clause (a) above and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;
(d) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the U.S. Borrower or any Subsidiary with the SEC, or with any national securities exchange; and
(e) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the U.S. Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender may reasonably request.
Information required to be delivered pursuant to this Section 5.01 shall be deemed to have been delivered if such information, or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on an IntraLinks or similar site to which the Lenders have been granted access or such reports shall be available on the website of the SEC at http://www.sec.gov or on the U.S. Borrower’s website at http://www.wolverineworldwide.com. Information required to be delivered pursuant to this Section may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent.
SECTION 5.02. Notices of Material Events. The U.S. Borrower will furnish to the Administrative Agent prompt written notice of the following:
(a) the occurrence of any Default;
(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against the U.S. Borrower or any Subsidiary thereof that could reasonably be expected to result in a Material Adverse Effect; and
(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the U.S. Borrower and its Subsidiaries in an aggregate amount exceeding $5,000,000.
Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the U.S. Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
SECTION 5.03. Existence. The U.S. Borrower will, and will cause each of its Subsidiaries that are Loan Parties to, do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect its legal existence, except, in the case of Subsidiaries, to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation, asset disposition, dissolution or other transaction permitted under Section 6.03.
SECTION 5.04. Payment of Taxes. The U.S. Borrower will, and will cause each of its Subsidiaries that are Loan Parties to, pay its respective Tax liabilities, that, if not paid, could reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the U.S. Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.
SECTION 5.05. Maintenance of Properties; Insurance; Accounts. Except, in each case, where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, the U.S. Borrower will, and will cause each of its Subsidiaries that are Loan Parties to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted (except for disposition of assets permitted under this Agreement), and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.
SECTION 5.06. Books and Records; Inspection Rights. The U.S. Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which entries that are full, true and correct in all material respects are made of all dealings and transactions in relation to its business and activities, in each case to the extent required by GAAP. The U.S. Borrower will, and will cause each of its Subsidiaries to, permit any representatives of the Administrative Agent, upon reasonable prior notice during normal business hours and subject to the requirements of Section 9.12 and, absent a Default, at the Administrative Agent’s expense, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested (it being understood that, in the case of any such meetings or advice from such independent accountants, the U.S. Borrower shall be deemed to have satisfied its obligations under this Section 5.06 to the extent that it has used commercially reasonable efforts to cause its independent accountants to participate in any such meeting). The U.S. Borrower will not change its Fiscal Quarters or Fiscal Year without the prior written consent of the Administrative Agent.
SECTION 5.07. Compliance with Laws. The U.S. Borrower will, and will cause each of its Subsidiaries that are Loan Parties to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
SECTION 5.08. Use of Proceeds and Letters of Credit. No part of the proceeds of any Loan nor any Letter of Credit will be used, whether directly or indirectly, for any purpose or in any manner that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.
ARTICLE VI
Negative Covenants
Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the U.S. Borrower covenants and agrees with the Lenders that:
SECTION 6.01. Indebtedness. The U.S. Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a) Indebtedness created hereunder or under any other Loan Document;
(b) Indebtedness existing on the date hereof and Indebtedness under committed lines of credit existing on the date hereof, in each case as set forth on Schedule 6.01, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal or committed amount thereof except as contemplated by such Schedule;
(c) Indebtedness resulting from loans permitted by Section 6.04(c);
(d) Earnout Obligations incurred in connection with Permitted Acquisitions;
(e) Receivables Transaction Attributed Indebtedness and Factoring Indebtedness in an aggregate at any time outstanding not to exceed $175,000,000;
(f) Indebtedness constituting reimbursement obligations with respect to letters of credit or surety bonds issued in the ordinary course of business; provided that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within thirty (30) days following such drawing or incurrence;
(g) Indebtedness arising from agreements of the U.S. Borrower or any Subsidiary providing for customary indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary otherwise permitted hereunder;
(h) Capital Lease Obligations in an aggregate at any time outstanding not to exceed $30,000,000 and purchase money Indebtedness in an aggregate at any time outstanding not to exceed $10,000,000;
(i) Guarantees by the U.S. Borrower or any Subsidiary of Indebtedness of any Loan Party or other Subsidiary permitted hereunder;
(j) to the extent constituting Indebtedness, Swap Agreement Obligations otherwise permitted hereunder;
(k) obligations in respect of performance, bid, appeal and surety bonds and completion guarantees and similar obligations provided by the U.S. Borrower or any Subsidiary in the ordinary course of business;
(l) (i) Indebtedness of any Person that becomes a Subsidiary of the U.S. Borrower pursuant to a Permitted Acquisition and (ii) Indebtedness assumed by the U.S. Borrower or any Subsidiary of the U.S. Borrower in connection with any Permitted Acquisition; which Indebtedness in each of clauses (i) and (ii) above is existing at the time of consummation of such Permitted Acquisition and not incurred in contemplation of or in connection with such Permitted Acquisition;
(m) extensions, renewals and replacements of any Indebtedness under clauses (b) and (l) above that do not increase the outstanding principal amount thereof;
(n) Indebtedness relating to Disqualified Capital Stock issued to any Borrower or Guarantor and not issued by the U.S. Borrower or by any Domestic Subsidiary that is a Guarantor

(unless such Disqualified Capital Stock issued by such a Guarantor is issued to the U.S. Borrower); and
(p) Indebtedness not otherwise permitted by this Section 6.01 not in excess of 10% of Consolidated Total Assets in the aggregate at any time outstanding.
The accrual of interest and the accretion of accreted value shall not be deemed to be an incurrence of Indebtedness for purposes of this Agreement.
SECTION 6.02. Liens. The U.S. Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except:
(a) Permitted Encumbrances;
(b) any Lien on any asset of the U.S. Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any asset of the U.S. Borrower or any Subsidiary other than the assets described on such Schedule (and the proceeds thereof) and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
(c) any Lien existing on any asset prior to the acquisition thereof by the U.S. Borrower or any Subsidiary or existing on any asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other assets of the U.S. Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
(d) precautionary UCC filings with respect to operating leases of the U.S. Borrower or any Subsidiary;
(e) Liens on assets of Subsidiaries solely in favor of the U.S. Borrower or a Loan Party as secured party and securing Indebtedness owing by a Subsidiary to the U.S. Borrower or a Loan Party;
(f) Liens incurred in connection with any transfer of an interest in accounts or notes receivable or related assets as part of a Qualified Receivables Transaction;
(g) Liens on (i) fixed or capital assets acquired, constructed or improved by any Borrower or any Subsidiary; provided that (x) such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (y) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (z) such security interests shall not apply to any other property or assets of such Borrower or Subsidiary or any other Borrower or Subsidiary, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof; and (ii) the real property owned by Foreign Subsidiaries listed on Schedule 6.02(g) hereto; provided that the aggregate outstanding principal amount of all indebtedness secured by all Liens permitted under this clause (g) does not exceed $20,000,000 at any time;
(h) Liens securing the Obligations;
(i) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;
(j) Liens renewing, extending or refunding any Lien permitted by subparagraphs (b), (c), or (g) of this Section 6.02, provided, that (i) the principal amount of Indebtedness secured by any such Lien immediately prior to such extension, renewal or refunding is not increased and (ii) such Lien is not extended to any additional property;
(k) Liens securing Swap Agreement Obligations incurred in the ordinary course of business; and
(l) other Liens securing Indebtedness or other obligations; provided, that the aggregate outstanding amount of Indebtedness or other obligations secured by Liens permitted by this subparagraph (l) shall not at any time exceed 10% of Consolidated Total Assets.
SECTION 6.03. Fundamental Changes. (a) The U.S. Borrower will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Person may merge into the U.S. Borrower in a transaction in which the U.S. Borrower is the surviving corporation, (ii) any Person may merge into any Subsidiary in a transaction in which the surviving entity is a Subsidiary (and, if either such Subsidiary is a Subsidiary Guarantor, then the surviving entity shall also be a Subsidiary Guarantor), (iii) any Person may merge into any Foreign Subsidiary Borrower in a transaction in which the surviving entity is a Foreign Subsidiary Borrower; and (iv) any Subsidiary may liquidate or dissolve if the U.S. Borrower determines in good faith that such liquidation or dissolution is in the best interests of the U.S. Borrower and is not materially disadvantageous to the Lenders; provided that any such merger involving a Person that is not a Wholly-Owned Subsidiary of the U.S. Borrower immediately prior to such merger shall not be permitted unless also permitted by Section 6.04 and any such merger in connection with an Acquisition of any Person that is not a Wholly-Owned Subsidiary of the U.S. Borrower immediately prior to such merger shall not be permitted unless also permitted by Section 6.04.
(b) The U.S. Borrower will not, and will not permit any of its Subsidiaries to, sell, lease, license, transfer, assign or otherwise dispose of any of its business, assets, rights, revenues or property, real, personal or mixed, tangible or intangible, whether in one or a series of related transactions (any such sale, lease, license, transfer assignment or other disposition, a “Disposition”), other than (a) Dispositions of inventory or other assets in the ordinary course of business (including without limitation any such license, sublicense, lease or sublease of assets in the ordinary course of business), Dispositions of scrap or obsolete assets and the lapse of intellectual property of the Borrowers or any of their Subsidiaries that is no longer useful or material to their business, (b) Dispositions of inventory in connection with the termination of a license for such inventory as required by such license agreement and in the ordinary course of business; (c) any Disposition of any asset of the U.S. Borrower or any Subsidiary to the U.S. Borrower or any Domestic Subsidiary that is a Guarantor, (d) any Disposition of any asset by any Subsidiary of the Borrower to any Foreign Subsidiary Borrower; (e) any Disposition of any asset solely among Subsidiaries that are not

Borrowers or Guarantors, (f) any Disposition of an interest in accounts or notes receivable and related assets as part of a Qualified Receivables Transaction; (g) any Lien permitted under Section 6.02, any merger, consolidation, liquidation or dissolution permitted under Section 6.03, any Investment permitted under Section 6.04, and any Restricted Payment permitted under Section 6.06; (h) any Disposition pursuant to any Swap Agreement permitted hereunder; (i) any Disposition of accounts receivable (and rights ancillary thereto) of Subsidiaries pursuant to, and in accordance with the terms of, the factoring agreement pursuant to which the Factoring Indebtedness referred to in clause (f) of Section 6.01 is incurred, (j) any Disposition pursuant to any non-exclusive license of intellectual property; (k) dispositions of accounts receivable and other rights to payment principally for collection purposes; and (l) any other sale, lease, license, transfer, assignment or other disposition that does not constitute a sale, lease, license, transfer, assignment or other disposition of a Substantial Portion and if immediately after any such transaction, no Default shall exist or shall have occurred and be continuing.
(c) The U.S. Borrower and its Subsidiaries, taken as a whole on a consolidated basis, will not engage to any material extent in any business other than businesses of the general type conducted by the U.S. Borrower and its Subsidiaries on the date of execution of this Agreement and businesses reasonably related or incidental thereto.
SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. The U.S. Borrower will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a Wholly-Owned Subsidiary prior to such merger in which the U.S. Borrower or any Subsidiary is the surviving party) any Equity Interests, evidences of indebtedness or other securities of, make or permit to exist any loans or advances to, or Guarantee any obligations of, any other Person, or make any Acquisition, except:
(a) Permitted Investments;
(b) Investments, loans and advances existing on the date hereof and set forth in Schedule 6.04(b), and extensions, renewals and replacements thereof that do not increase the outstanding amount thereof;
(c) (i) Investments, loans or advances made by the U.S. Borrower or any Subsidiary in the U.S. Borrower, any Domestic Subsidiary that is a Guarantor or any other Borrower, (ii) Investments, loans or advances made by the U.S. Borrower or any Subsidiary in any Foreign Subsidiary in an aggregate outstanding amount at any time not to exceed $50,000,000; and (iii) Investments, loans or advances made by any Foreign Subsidiary in any other Foreign Subsidiary;
(d) Permitted Acquisitions;
(e) Investments comprised of capital contributions (whether in the form of cash, a note, or other assets) in a Subsidiary or other special-purpose entity created solely to engage in a Qualified Receivables Transaction or otherwise resulting from transfers of assets permitted hereunder to such a special-purpose entity;
(f) Guarantees permitted by Section 6.01;
(g) Guarantees by the U.S. Borrower or any Subsidiary of Indebtedness or other obligations (including operating lease obligations), incurred in the ordinary course of business, of the U.S. Borrower or any other Loan Party;

(h) investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;
(i) any investments in or loans to any other Person received as noncash consideration for sales, transfers, leases and other dispositions permitted by Section 6.05;
(j) extensions of credit in the nature of accounts receivable or notes receivable in the ordinary course of business;
(k) loans or advances to employees made in the ordinary course of business consistent with prudent business practice and not exceeding $5,000,000 in the aggregate outstanding at any one time; and payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;
(l) Investments with respect to Swap Agreements otherwise permitted hereunder; and
(m) Guarantees, loans, advances or other investments not otherwise permitted by this Section 6.04 in an aggregate outstanding amount at any time not to exceed 10% of Consolidated Total Assets.
For purposes of this Section 6.04, the amount of any investment outstanding at any time shall be the total of (x) the original cost of such Investment (meaning the cash amount thereof, if in cash, or the fair market value thereof as determined by the management of the U.S. Borrower, if in property), without any adjustment for increases or decreases in value or any writeup or writedown with respect to such investment; provided, that any Investment in the form of Guarantees shall be valued at the reasonably expected liability thereof, minus (y) an amount equal to the lesser of the return of cash with respect to any such Investment (other than a Guarantee) and the initial amount of such Investment, in either case, less the cost of disposition of such Investment.
SECTION 6.05. Swap Agreements. The U.S. Borrower will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the U.S. Borrower or any Subsidiary has actual or reasonably anticipated exposure and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate, from floating rates to fixed rates, or otherwise) with respect to any interest-bearing liability or investment of the U.S. Borrower or any Subsidiary.
SECTION 6.06. Restricted Payments. The U.S. Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or make a binding and unconditional agreement to pay or make, directly or indirectly, any Restricted Payment, except (a) the U.S. Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock, (b) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, (c) each Subsidiary may make Restricted Payments to the U.S. Borrower or any other Subsidiary; (d) the U.S. Borrower may make other Restricted Payments with respect to its Equity Interests in an aggregate amount not to exceed $80,000,000 in any Fiscal Year so long as no Default exists at the time of the making of such Restricted Payment or would be caused thereby, and (e) in addition to the Restricted Payments permitted under clause (d) above, the U.S. Borrower may make additional Restricted Payments with respect to its Equity Interests so long as the pro forma (giving effect to such proposed Restricted Payment) Leverage

Ratio would be less than 2.75:1.0 and so long as no Default exists at the time of the making of such Restricted Payment or would be caused thereby.
SECTION 6.07. Transactions with Affiliates. The U.S. Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the U.S. Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the U.S. Borrower and its Wholly-Owned Subsidiaries or other Loan Parties not involving any other Affiliate, (c) any Restricted Payment permitted by Section 6.06, (d) any guaranty, advance or other investment permitted by Section 6.04 by U.S. Borrower or any Subsidiary in any Subsidiary, (e) transactions pursuant to agreements in effect on the Effective Date and disclosed in the U.S. Borrower’s filings with the SEC and any extensions, renewals, amendments or modifications thereof (provided, that this clause (e) shall not apply to any extension, or renewal of, or any amendment or modification of such agreements that is less favorable to the U.S. Borrower or the applicable Subsidiaries, as the case may be, than the terms of such transaction as in effect on the Effective Date); (f) the payment of reasonable and customary amounts paid to, and indemnities provided on behalf of, officers, directors, managers, employees or consultants of the U.S. Borrower or any Subsidiary; and (g) transactions between the U.S. Borrower or any Subsidiary, on the one hand, and any Subsidiary or other special-purpose entity created to engage solely in a Qualified Receivables Transaction, on the other hand.
SECTION 6.08. Negative Pledge Clauses. The U.S. Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement that prohibits, restricts or imposes any condition upon the ability of the U.S. Borrower or any Subsidiary to create, incur or permit to exist any Lien securing the Obligations of such party under the applicable Loan Documents upon any of its property or assets; provided that (a) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement or by any Swap Agreement, (b) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.08 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (c) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold, (d) the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and proceeds or products thereof, (e) the foregoing shall not apply to customary provisions in leases or other agreements restricting the assignment thereof.
SECTION 6.09. Leverage Ratio. The U.S. Borrower will not permit the Leverage Ratio to exceed 3.25 to 1.0 at any time; provided that, in connection with any single Acquisition for which the total consideration paid or payable (including without limitation all cash and stock payments, all Indebtedness assumed in connection with such Acquisition and all Earnout Obligations related to such Acquisition) exceeds $35,000,000, the U.S. Borrower may elect by written notice to the Administrative Agent on a one time basis that the permitted Leverage Ratio be increased to 3.50:1.00 for a period of one year after the consummation of such Acquisition (provided further that as of the date of the consummation of such Acquisition, and giving effect to the consummation of such Acquisition, the U.S. Borrower shall have demonstrated to the Administrative Agent pro forma compliance with the Leverage Ratio on a 3.25:1.00 basis).
SECTION 6.10. Fixed Charge Coverage Ratio. The U.S. Borrower will not permit the Fixed Charge Coverage Ratio to be less than 2.00:1.00 as of the end of any Fiscal Quarter.

SECTION 6.11. Government Regulation. No Borrower shall be or become subject at any time to any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits any Lender from making any advance or extension of credit to any Borrower or from otherwise conducting business with any Borrower, or fail to provide documentary and other evidence of any Borrower’s identity as may be requested by any Lender at any time to enable such Lender to verify any Borrower’s identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.
ARTICLE VII
Events of Default
If any of the following events (“Events of Default”) shall occur:
(a) any Borrower shall fail to pay any principal of any Loan made to such Borrower or any Obligor shall fail to pay any reimbursement obligation in respect of any LC Disbursement with respect to a Letter of Credit as to which such Obligor is the account party when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
(b) any Borrower shall fail to pay any interest on any Loan made to such Borrower or any Obligor shall fail to pay any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable by such Obligor under this Agreement, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;
(c) any representation or warranty made or deemed made by or on behalf of the U.S. Borrower or any Subsidiary in or in connection with this Agreement, any other Loan Document or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect in any material respect when made or deemed made;
(d) (i) the U.S. Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.01, 5.02, 5.03 (with respect to any Borrower’s existence), 5.06 (with respect to inspection rights) or 5.08 or in Article VI (other than Section 6.02); or (ii) the U.S. Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 6.02 and, if such failure relates to a nonconsensual Lien, either (i) such failure shall remain unremedied for 30 calendar days after the earlier of (1) the day on which the President, the Chief Executive Officer, the Chief Financial Officer or the Treasurer of the U.S. Borrower first obtains knowledge of such failure or (2) the day on which notice of such failure is given to the Borrowers by the Administrative Agent or any Lender (the “Commencement Date”) or (ii) the U.S. Borrower or its Subsidiary, as the case may be, shall fail, before the expiration of 15 calendar days after the Commencement Date, to begin, and at all times thereafter to continue, to contest such nonconsensual Lien in good faith by appropriate legal proceedings;
(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or any other Loan Document to which it is a party, and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the U.S. Borrower (which notice will be given at the request of any Lender);
(f) any Loan Party or Significant Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable grace periods);
(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to (i) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness and (ii) Swap Agreement Obligations that become due as a result of (A) the occurrence of an Early Termination Date (as defined in the applicable Swap Agreement) under the applicable Swap Agreement resulting from any event of default under such Swap Contract as to which no Loan Party or Significant Subsidiary is the Defaulting Party (as defined in such Swap Agreement) and (B) any Termination Event (as so defined) under the applicable Swap Agreement as to which no Loan Party or Significant Subsidiary is an Affected Party (as defined in the applicable Swap Agreement); or
(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Loan Party or Significant Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or Significant Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
(i) any Loan Party or Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or Significant Subsidiary or for a substantial part of its assets, or (iv) make a general assignment for the benefit of creditors;
(j) any Loan Party or Significant Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;
(k) one or more judgments for the payment of money in an aggregate Dollar Equivalent amount in excess of $20,000,000 (to the extent not covered by independent third party insurance as to which the insurer does not dispute coverage and is not subject to an insolvency proceeding) shall be rendered against any Loan Party, any Significant Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party or Significant Subsidiary to enforce any such judgment;
(l) an ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;
(m) except in each case as permitted by this Agreement, any Loan Document shall fail to remain in full force or effect, or any Loan Party shall assert the invalidity or unenforceability of any Loan Document to which it is a party, or any Loan Party shall deny that it has any further liability under any Loan Document to which it is a party, or shall give notice to such effect; or
(n) a Change in Control shall occur;
then, and in every such event (other than an event with respect to any Borrower described in clause (h) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the U.S. Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in case of any event with respect to any Borrower described in clause (h) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.
ARTICLE VIII
The Administrative Agent
Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.
The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the U.S. Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.
The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the U.S. Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable to any of the Lenders for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or wilful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the U.S. Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying. The Administrative Agent may consult with legal counsel (who may be counsel for the U.S. Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the U.S. Borrower. Upon any such resignation, the Required Lenders shall have the right, with the consent of the U.S. Borrower if no Event of Default exists at the time such successor is appointed, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and, if required, consented to by the U.S. Borrower and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the U.S. Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the U.S. Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.
Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.
The Administrative Agent shall be permitted from time to time to designate one of its Affiliates to perform the duties to be performed by the Administrative Agent hereunder with respect to Loans and Borrowings denominated in Foreign Currencies. The provisions of this Article VIII shall apply to any such Affiliate mutatis mutandis. Without limiting the foregoing, the Administrative Agent designates JPMorgan Chase Bank, N.A., Toronto Branch, as the Applicable Agent with respect to Loans and Borrowings made to any Canadian Borrower and as a party to this Agreement, and as an Issuing Bank with respect to Letters of Credit issued for the account of any Canadian Borrower. The Administrative Agent may from time to time change any such designations and add any Affiliates of the Administrative Agent as parties hereto for purposes of being an Applicable Agent or otherwise performing the duties to be performed by the Administrative Agent hereunder with respect to Loans and Borrowings denominated in Foreign Currencies.
None of the Lenders identified or designated pursuant to this Agreement as a syndication agent, documentation agent or a co-agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such.
ARTICLE IX
Miscellaneous
SECTION 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:
(i) if to a Borrower, to it at 9341 Courtland Drive, Rockford, Michigan 49351, Attention of Chief Financial Officer (Telecopy No. 626-866-0660; Telephone No. 616-863-4404, email don.grimes@wwwinc.com; with a copy to General Counsel, Telecopy No. 618-866-5625, Telephone No. 616-866-7315, email ken.grady@wwwinc.com);
(ii) if to the Administrative Agent, to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 10 S. Dearborn St., Floor 7, Chicago, Illinois, 60603-2003, Attention of Nanette Wilson (Telecopy No. (312) 385-7096; Telephone (312) 385-7084, e-mail: nanette.wilson@jpmchase.com) and, in the case of any Loan denominated in a Foreign Currency, to the London Administrative Office at J.P. Morgan Europe Limited, 125 London Wall, London EC2Y 5AJ, Attention: Suchi P.L., telecopy No. +44 207 777 2360;
(iii) if to the Issuing Bank other than the Administrative Agent, to it at the address or telecopy number set forth separately in writing to the Administrative Agent and the U.S.

Borrower; and
(iv) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.
(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided, that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or any Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, that approval of such procedures may be limited to particular notices or communications.
(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent, Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, Lender or Issuing Bank may have had notice or knowledge of such Default at the time.
(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or by the Borrowers and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender directly affected thereby, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, (iv) change Section 2.17(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender directly affected thereby, or (v) release any material Guarantor, except to the extent permitted hereunder (whether pursuant to any sale or other transfer of the relevant Guarantor permitted hereunder, if such Guarantor is not required to be a Guarantor under Section 2.21, or as otherwise permitted hereunder, and in each such case the Administrative Agent is hereby authorized by the Lenders to execute such documents releasing such Guarantor from its obligations under its applicable Guaranty) or with the consent of all the Lenders, or (vi) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly affected thereby; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any other Agent, any Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, such other Agent, such Issuing Bank or the Swingline Lender, as the case may be.
(c) If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the U.S. Borrower may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided, that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the U.S. Borrower and the Administrative Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, and (ii) the U.S. Borrower shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the U.S. Borrower hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.15 and 2.17, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.
(d) Notwithstanding anything herein to the contrary, no Defaulting Lender shall be entitled to vote (whether to consent or to withhold its consent) with respect to any amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document or any departure therefrom or any direction from the Lenders to the Administrative Agent, and, for purposes of determining the Required Lenders at any time, the Commitments and the Revolving Credit Exposure of each Defaulting Lender shall be disregarded.
SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The U.S. Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and JP Morgan Securities Inc, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Issuing Banks or any Lender, including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Banks or Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of the Loans or Letters of Credit.
(b) The U.S. Borrower shall indemnify each of the Administrative Agent, the Issuing Bank, the Swingline Lender and the Lenders, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against it, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the U.S. Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the U.S. Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto, or in any other way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by it under this Agreement or any other Loan Document; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or wilful misconduct of such Indemnitee or its Related Persons or the material breach by such Indemnitee of the provisions of any Loan Document with any Loan Party.
(c) To the extent that the U.S. Borrower fails to pay any amount required to be paid by it to the Administrative Agent, Issuing Bank or Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to such Agent, Issuing Bank or Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against an Agent, Issuing Bank or Swingline Lender in its capacity as such.
(d) To the extent permitted by applicable law, the Borrowers shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.
(e) All amounts due under this Section shall be payable promptly after written demand therefor.
SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrowers may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void), provided, that any merger of any Foreign Subsidiary Borrower with other Subsidiaries shall not be deemed an assignment provided that the resulting entity assumes all Obligations of such Foreign Subsidiary Borrower in a manner acceptable to the Administrative Agent, and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit or Swingline Lender that makes any Swingline Loan), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the

Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)(i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:
(A) the U.S. Borrower, provided that no consent of the U.S. Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; and
(B) the Administrative Agent; and
(C) the Issuing Bank.
(ii) Assignments shall be subject to the following additional conditions:
(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000, unless each of the U.S. Borrower and the Administrative Agent otherwise consent, provided that no such consent of the U.S. Borrower shall be required if an Event of Default has occurred and is continuing;
(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;
(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and
(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent and the U.S. Borrower an Administrative Questionnaire.
For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 9.03 with respect to facts and circumstances occurring on or before the effective date of such assignment). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section and subject to the terms and conditions imposed by paragraph (c) of this Section.
(iv) The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(b), 2.17(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
(vi) If a Lender makes an assignment hereunder to one of its Affiliates without the consent of the U.S. Borrower and when no Event of Default has occurred and is continuing, then such Affiliate, as a Lender hereunder, shall not be entitled to receive any greater payment under Section 2.14 or 2.16 than the applicable Lender making such assignment would have been entitled to receive with respect to the rights under this Agreement. No assignee shall be entitled to the benefits of Section 2.16 unless such assignee complies with Section 2.16(e) and 2.16(i) as though it were a Lender.
(c)(i) Any Lender may, without the consent of any Borrower, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided, such Participant agrees to be subject to Section 2.17(c) as though it were a Lender.
(ii) A Participant shall not be entitled to receive any greater payment under Section 2.14 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the U.S. Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless the U.S. Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.16(e) and (i) as though it were a Lender.
(iii) Each Lender that sells a participation, acting as an agent of the Borrowers solely for purposes of applicable United States federal income tax law and Treasury regulations promulgated thereunder, shall maintain a “book entry” register (as further described in the foregoing Treasury regulations) on which it records the name and address of the applicable Participant and the principal amounts of such Participant’s interest in the Loans and Commitments (each such register, a “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and the applicable Lender, the Borrowers and the Administrative Agent shall treat each Person whose name is recorded in the Participant Register pursuant to the terms hereof as having “ownership of an interest” (as such term is defined the applicable Treasury regulations) in such Loans and Commitments for all purposes of this Agreement, notwithstanding any notice to the contrary. Upon request by the U.S. Borrower, such Lender shall make the Participant Register available to the U.S. Borrower.
(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Borrowers herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.14, 2.15, 2.16 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Agreement.
SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Borrower against any of and all the obligations of such Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.
(b) Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any Court of the State of New York and any court of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Borrower or its properties in the courts of any jurisdiction.
(c) Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
SECTION 9.12. Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential, and that the applicable disclosing party shall be liable for any breach of confidentiality by any of its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations, (g) with the consent of the U.S. Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than a Borrower. For the purposes of this Section, “Information” means all information received from any Borrower relating to the U.S. Borrower or any of its Subsidiaries or their business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by a Borrower.
SECTION 9.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this

Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
SECTION 9.14. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies each Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Lender to identify each Borrower in accordance with the Act.
SECTION 9.15. Conversion of Currencies. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto (including any Foreign Subsidiary Borrower) agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency at the Exchange Rate on the Business Day immediately preceding the day on which final judgment is given.
(b) The obligations of each Borrower in respect of any sum due to any party hereto or any holder of the Obligations of such Borrower owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of each Borrower contained in this Section 9.15 shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.
SECTION 9.16. Appointment. Each Foreign Subsidiary Borrower hereby authorizes and empowers the U.S. Borrower to act as its representative and attorney-in-fact for the purposes of signing documents and giving and receiving notices (including borrowing requests and interest elections hereunder) and other communications in connection with the this Agreement and the transactions contemplated thereby and for the purposes of modifying or amending any provision of this Agreement and further agrees that the Administrative Agent and each Lender may conclusively rely on the foregoing authorization.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

WOLVERINE WORLD WIDE, INC.
By:	/s/ Blake W. Krueger
	Name:	Blake W. Krueger
	Title:	Chief Executive Officer and President

WOLVERINE EUROPE LIMITED
By:	/s/ Blake W. Krueger
	Name:	Blake W. Krueger
	Title:	Director

WOLVERINE EUROPE B.V.
By:	/s/ Blake W. Krueger
	Name:	Blake W. Krueger
	Title:	Director

WOLVERINE WORLD WIDE H.K. LIMITED
By:	/s/ Blake W. Krueger
	Name:	Blake W. Krueger
	Title:	Sole Director

WOLVERINE WORLD WIDE CANADA ULC
By:	/s/ Blake W. Krueger
	Name:	Blake W. Krueger
	Title:	Chairman and President

JPMORGAN CHASE BANK, N.A., as a Lender and as Administrative Agent
By:	/s/ Thomas A. Gamm
	Name:	Thomas A. Gamm
	Title:	Senior Vice President

JPMORGAN CHASE BANK, N.A., TORONTO BRANCH, as the Applicable Agent with respect to Loans and Borrowings to any Canadian Borrower
By:	/s/ Michael N. Tam
	Name:	Michael N. Tam
	Title:	Senior Vice President

BANK OF AMERICA, N.A.
By:	/s/ David W. Edwards
	Name:	David W. Edwards
	Title:	Senior Vice President

WELLS FARGO BANK, N.A.
By:	/s/ David L. VanDine
	Name:	David L. VanDine
	Title:	Senior Vice President

HARRIS N.A.
By:	/s/ Andrew K. Peterson
	Name:	Andrew K. Peterson
	Title:	Senior Vice President

PNC BANK, NATIONAL ASSOCIATION
By:	/s/ Arthur F. Gray
	Name:	Arthur F. Gray
	Title:	Senior Vice President

HSBC BANK USA, N.A.
By:	/s/ Andrew Bicker
	Name:	Andrew Bicker
	Title:	Vice President

HSBC BANK PLC
By:	/s/ Peter Wood
	Name:	Peter Wood
	Title:	Senior Corporate Banking Manager

BANK OF AMERICA, N.A. (Canada Branch), as the branch designated by Bank of America, N.A. with respect to Loans and Borrowings to any Canadian Borrower
By	/s/ Medina Sales de Andrade
	Name:	Medina Sales de Andrade
	Title:	Vice President

Exhibit A — Assignment and Assumption
ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	____________________________

2.	Assignee:	____________________________
[and is an Affiliate/Approved Fund of _____]

3.	U.S. Borrower(s):	____________________________

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:
The Credit Agreement dated as of June 7, 2010 among Wolverine World Wide, Inc., certain Foreign Subsidiary Borrowers parties thereto, the Lenders parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent

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6. Assigned Interest:

	Aggregate Amount of	Amount of
	Commitment/Loans for	Commitment/Loans	Percentage Assigned of
Facility Assigned	all Lenders	Assigned	Commitment/Loan
	$	$	%
	$	$	%
	$	$	%
Effective Date:  _________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]
By:
Title:

ASSIGNEE [NAME OF ASSIGNEE]
By:
Title:

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Consented to and Accepted:
JPMORGAN CHASE BANK, N.A., as
     Administrative Agent

By:
Title:

Consented to:

[NAME OF RELEVANT PARTY]

By:
Title:

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ANNEX 1
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1. Representations and Warranties.
1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the U.S. Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the U.S. Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of Michigan.

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Exhibit B — Foreign Subsidiary Borrower Agreement
FOREIGN SUBSIDIARY BORROWER AGREEMENT
THIS FOREIGN SUBSIDIARY BORROWER AGREEMENT (this “Agreement”), dated as of  _____, 20_____, is entered into by  _____, a  _____  (the “New Foreign Subsidiary Borrower”), Wolverine World Wide, Inc. (the “U.S. Borrower”) and JPMorgan Chase Bank, N.A., as Administrative Agent, pursuant to the Credit Agreement (as amended or modified from time to time, the “Credit Agreement”), dated as of June 7, 2010, among the U.S. Borrower, the Foreign Subsidiary Borrowers party thereto, the Lenders party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent.
WITNESSETH:
WHEREAS, the parties to this Foreign Subsidiary Borrower Agreement wish to designate the New Foreign Subsidiary Borrower as a Foreign Subsidiary Borrower under the Credit Agreement in the manner hereinafter set forth; and
WHEREAS, this Foreign Subsidiary Borrower Agreement is entered into pursuant to the Credit Agreement;
NOW, THEREFORE, in consideration of the premises, the parties hereto hereby agree as follows:
1. The New Foreign Subsidiary Borrower hereby acknowledges that it has received and reviewed a copy of the Credit Agreement and the other Loan Documents and unconditionally agrees to: (a) join the Credit Agreement and the other Loan Documents as a Foreign Subsidiary Borrower, (b) be bound by, and hereby ratifies and confirms, all covenants, agreements, consents, submissions, appointments, acknowledgments and other terms and provisions attributable to a Foreign Subsidiary Borrower in the Credit Agreement and the other Loan Documents; and (c) perform all obligations required of it as a Foreign Subsidiary Borrower by the Credit Agreement and the other Loan Documents.
2. The New Foreign Subsidiary Borrower hereby represents and warrants to the Administrative Agent and the Lenders that:
(a) The New Foreign Subsidiary Borrower is a Wholly-Owned Subsidiary of the U.S. Borrower and satisfies all conditions to becoming a Foreign Subsidiary Borrower under the Credit Agreement.
(b) The representations and warranties with respect to it contained in, or made or deemed made by it in, the Credit Agreement and any other Loan Document are true and correct in all material respects on the date hereof, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date.
(c) The execution, delivery and performance by the New Foreign Subsidiary Borrower of this Agreement are within its corporate powers and have been duly authorized by all necessary corporate and stockholder action. This Agreement has been duly executed and delivered by the New Foreign Subsidiary Borrower and constitutes a legal, valid and binding obligation of the New Foreign Subsidiary Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

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(d) The execution, delivery and performance by the New Foreign Subsidiary Borrower of this Agreement (i) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (ii) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the New Foreign Subsidiary Borrower or any of its Subsidiaries or any order of any Governmental Authority, (iii) will not violate or result in a default under any indenture, agreement or other instrument binding upon the New Foreign Subsidiary Borrower or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the New Foreign Subsidiary Borrower or any of its Subsidiaries, and (iv) will not result in the creation or imposition of any Lien on any asset of the New Foreign Subsidiary Borrower or any of its Subsidiaries, except to the extent such violation or default or Lien, could not, in the case of subparts (i), (iii) or (iv), or subpart (ii) as it applies to Subsidiaries of the New Foreign Subsidiary Borrower, reasonably be expected to result in a Material Adverse Effect.
(e) The address and jurisdiction of incorporation of the Foreign Subsidiary Borrower is set forth in Schedule A to this Agreement.
3. The U.S. Borrower represents and warrants to the Administrative Agent and the Lenders that (a) no Default shall have occurred and be continuing hereunder as of the date hereof; and (b) the representations and warranties made by the Borrowers and contained in Article III of the Credit Agreement are true and correct in all material respects on and as of the date hereof with the same effect as if made on and as of such date (other than those representations and warranties that by their terms speak as of a particular date, which representations and warranties shall be true and correct in all material respects as of such particular date).
4. The U.S. Borrower and each other Guarantor agrees that its Guaranty shall remain in full force and effect after giving effect to this Foreign Subsidiary Borrower Agreement, including without limitation after including the New Foreign Subsidiary Borrower as a Foreign Subsidiary Borrower under the Credit Agreement.
5. The New Foreign Subsidiary Borrower shall not become a Foreign Subsidiary Borrower under the Credit Agreement until (a) this Agreement is signed by all parties hereto and by the Administrative Agent and where indicated below and (b) the Administrative Agent shall have received such documents (including legal opinions reasonably satisfactory to the Administrative Agent if requested by the Administrative Agent) and certificates as the Administrative Agent or its counsel may reasonably request relating to the formation, existence and good standing of the New Foreign Subsidiary Borrower, the authorization of Borrowings as they relate to the New Foreign Subsidiary Borrower and any other legal matters relating to the New Foreign Subsidiary Borrower and this Agreement, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.
6. Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Credit Agreement. This Foreign Subsidiary Borrower Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. Except as expressly amended hereby, each Borrower agrees that the Credit Agreement and the other Loan Documents are ratified and confirmed and shall remain in full force and effect, and that it has no set off, counterclaim, or defense with respect to any of the foregoing. This Foreign Subsidiary Borrower Agreement may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Foreign Subsidiary Borrower Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Foreign Subsidiary Borrower

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Agreement. This Foreign Subsidiary Borrower Agreement shall be governed by, and construed in accordance with, the law of the State of New York.
7. [Other modifications to the Credit Agreement provisions reasonably requested by the Administrative Agent required under laws and regulations of the jurisdiction of the New Foreign Subsidiary Borrower].

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IN WITNESS WHEREOF, each of the undersigned has caused this Foreign Subsidiary Borrower Agreement to be duly executed and delivered as of the day and year set forth above.

___________________, as a Foreign Subsidiary Borrower
By:
Name:
Title:

WOLVERINE WORLD WIDE, INC.
By:
Name:
Title:

[EXISTING FOREIGN SUBSIDIARY BORROWERS]
By:
Name:
Title:

[GUARANTORS]
By:
Name:
Title:

Acknowledged and Consented to: JPMORGAN CHASE BANK, N.A., as Administrative Agent
By:
Name:
Title:

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SCHEDULE A
ADMINISTRATIVE INFORMATION
Jurisdiction of organization:
Address:

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Exhibit C — Foreign Subsidiary Borrower Termination
FOREIGN SUBSIDIARY BORROWER TERMINATION
THIS FOREIGN SUBSIDIARY BORROWER TERMINATION (this “Agreement”), dated as of  _____, 20_____, is entered into by  _____, a  _____  (the “Foreign Subsidiary Borrower”), Wolverine World Wide, Inc. (the “U.S. Borrower”) and JPMorgan Chase Bank, N.A., as Administrative Agent, pursuant to the Credit Agreement (as amended or modified from time to time, the “Credit Agreement”), dated as of June 7, 2010, among the U.S. Borrower, the Foreign Subsidiary Borrowers party hereto, the Lenders party hereto, JPMorgan Chase Bank, N.A., as Administrative Agent.
WITNESSETH:
WHEREAS, the parties to this Agreement wish to remove the Foreign Subsidiary Borrower as a Foreign Subsidiary Borrower under the Credit Agreement in the manner hereinafter set forth; and
WHEREAS, this Agreement is entered into pursuant to the Credit Agreement;
NOW, THEREFORE, in consideration of the premises, the parties hereto hereby agree as follows:
1. The Foreign Subsidiary Borrower’s ability to request or obtain Loans under the Credit Agreement is hereby irrevocably terminated. The Foreign Subsidiary Borrower shall no longer be considered a Foreign Subsidiary Borrower for purposes of requesting or obtaining Loans and, upon payment in full of all Loans under the Credit Agreement and the other Loan Documents owing by the Foreign Subsidiary Borrower, the Foreign Subsidiary Borrower shall no longer be a party to the Credit Agreement.
2. The Foreign Subsidiary Borrower and the U.S. Borrower agree, jointly and severally, that all Loans under the Credit Agreement and the other Loan Documents owing by the Foreign Subsidiary Borrower shall be paid in full on the date hereof.
3. Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Credit Agreement. This Foreign Subsidiary Borrower Termination shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Foreign Subsidiary Borrower Termination may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Foreign Subsidiary Borrower Termination by telecopy shall be effective as delivery of a manually executed counterpart of this Foreign Subsidiary Borrower Termination. This Foreign Subsidiary Borrower Termination shall be governed by, and construed in accordance with, the law of the State of New York.

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IN WITNESS WHEREOF, each of the undersigned has caused this Foreign Subsidiary Borrower Termination to be duly executed and delivered as of the day and year set forth above.

___________________, as the Foreign Subsidiary Borrower
By:
Name:
Title:

WOLVERINE WORLD WIDE, INC.
By:
Name:
Title:

Acknowledged and Consented to: JPMORGAN CHASE BANK, N.A., as Administrative Agent
By:
Name:
Title:

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Exhibit D — Lender Addition and Acknowledgement Agreement
LENDER ADDITION AND ACKNOWLEDGEMENT AGREEMENT
Dated: ________, 20__
Reference is made to the Credit Agreement (as amended or modified from time to time, the “Credit Agreement”), dated as of June 7, 2010, is among Wolverine World Wide, Inc., the Foreign Subsidiary Borrowers party hereto, the Lenders party hereto, JPMORGAN CHASE BANK, N.A., as Administrative Agent. Capitalized terms which are defined in the Credit Agreement and which are used herein without definition shall have the same meanings herein as in the Credit Agreement.
The Borrowers and  _____  (the “[New or Current] Lender”) agree as follows:
1. Subject to Section 2.08 of the Credit Agreement and this Lender Addition and Acknowledgement Agreement, the Borrowers hereby increase the Aggregate Commitments from $_____  to $_____  (such increase shall be in increments of $25,000,000 (or such other minimum amount agreed to between the Administrative Agent and the U.S. Borrower)) and shall not cause the Aggregate Commitment to exceed $225,000,000). This Lender Addition and Acknowledgement Agreement is entered into pursuant to, and authorized by, Section 2.08 of the Credit Agreement.
2. The parties hereto acknowledge and agree that, as of the date hereof and after giving effect to this Lender Addition and Acknowledgment Agreement, the Aggregate Commitment and the Commitment of each Lender under the Credit Agreement, including without limitation, the [New or Current] Lender, are set forth on Schedule 2.01 hereto, and that Schedule 2.01 hereto replaces Schedule 2.01 to the Credit Agreement as of the Effective Date.
3. [If requested by the Current Lender, the Current Lender attaches the notes delivered to it under the Credit Agreement and requests that the Borrowers exchange such notes for new notes in the amount of its revised Commitment][ If requested by the New Lender, the New Lender requests that the Borrowers issue notes in the amount of its Commitment.]
4. The [New or Current] Lender (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Lender Addition and Acknowledgment Agreement and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to execute and perform this Lender Addition and Acknowledgment Agreement and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent specified herein, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Lender Addition and Acknowledgment Agreement on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to this Lender Addition and Acknowledgment Agreement is any documentation required to be delivered by

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it pursuant to the terms of the Credit Agreement, duly completed and executed by it; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
5. The effective date for this Lender Addition and Acknowledgement Agreement shall be (the “Effective Date”). Following the execution of this Lender Addition and Acknowledgement Agreement, it will be delivered to the Administrative Agent for the consent of the Administrative Agent and acceptance and recording in the Register.
6. Upon such consents, acceptance and recording, from and after the Effective Date, the [New or Current] Lender shall be a party to the Credit Agreement and the other Loan Documents to which Lenders are parties and to the extent provided in this Lender Addition and Acknowledgement Agreement, have the rights and obligations of a Lender under each such agreement.
7. Upon such consents, acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the interest assigned hereby (including payments of principal, interest, fees and other amounts) to the [New or Current] Lender.
8. The U.S. Borrower represents and warrants to the Administrative Agent and the Lenders that (a) no Default shall have occurred and be continuing hereunder as of the Effective Date; and (b) the representations and warranties made by the U.S. Borrower and contained in Article III of the Credit Agreement are true and correct in all material respects on and as of the Effective Date with the same effect as if made on and as of such date (other than those representations and warranties that by their terms speak as of a particular date, which representations and warranties shall be true and correct in all material respects as of such particular date).
9. Except as expressly amended hereby, each Borrower agrees that the Credit Agreement and the other Loan Documents are ratified and confirmed and shall remain in full force and effect, and that it has no set off, counterclaim, or defense with respect to any of the foregoing.
10. This Lender Addition and Acknowledgment Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Lender Addition and Acknowledgment Agreement may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Lender Addition and Acknowledgment Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Lender Addition and Acknowledgment Agreement. This Lender Addition and Acknowledgment Agreement shall be governed by, and construed in accordance with, the law of the State of Michigan.

WOLVERINE WORLD WIDE, INC.
By:
Name:
Title:

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[ANY FOREIGN SUBSIDIARY BORROWERS]
By:
Name:
Title:

[CURRENT LENDER OR NEW LENDER]
By:
Name:
Title:

Acknowledged and Consented to: JPMORGAN CHASE BANK, N.A., as Administrative Agent
By:
Name:
Title:

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Schedule 2.01
Lenders and Commitments
(as of the Effective Date)

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Exhibit E — Form of Note
NOTE

[Date]
 _____, a  _____  (the “Borrower”), promises to pay to the order of  _____  (the “Lender”) the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to the Credit Agreement (as hereinafter defined), in immediately available funds at the office of JPMorgan Chase Bank, N.A., as Administrative Agent, or, to the extent applicable, the Applicable Agent, designated in the Credit Agreement, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Credit Agreement. The Borrower shall pay the principal of and accrued and unpaid interest on the Loans made to such Borrower in the amounts and at the times required under the Credit Agreement.
The Lender shall, and is hereby authorized to record in accordance with its usual practice, the date and amount of each Loan and the date and amount of each principal payment hereunder.
This Note is one of the Notes issued pursuant to, and is entitled to the benefits of, the Credit Agreement dated as of June 7, 2010 (the “Credit Agreement”) by and among Wolverine World Wide, Inc., a Delaware corporation (the “U.S. Borrower”), the Foreign Subsidiary Borrowers from time to time party thereto (together with the U.S. Borrower, the “Borrowers”), the Lenders (together with their respective successors and assigns, the “Lenders”), JPMorgan Chase Bank, N.A., as Administrative Agent (in such capacity, the “Administrative Agent”), to which Credit Agreement reference is hereby made for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Note may be prepaid or its maturity date accelerated. This Note is guaranteed as more specifically described in the Credit Agreement and other Loan Documents, and reference is made thereto for a statement of the terms and provisions thereof. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Credit Agreement.

By:
Print Name:
Title:

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Exhibit F — Mandatory Cost
MANDATORY COST
1. The Mandatory Cost (to the extent applicable) is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.
2. On the first day of each Interest Period (or as soon as possible thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “Associated Costs Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Administrative Agent as a weighted average of the Lenders’ Associated Costs Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum. The Administrative Agent will, at the request of the applicable Borrower, deliver to such Borrower a statement setting forth the calculation of Mandatory Costs.
3. The Associated Costs Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Administrative Agent. This percentage will be certified by that Lender in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.
4. The Associated Costs Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Administrative Agent as follows:
(a) in relation to a Loan in Sterling:
AB + C(B - D) + E × 0.01 percent per annum
100 - (A + C)
(b) in relation to a Loan in any currency other than Sterling:
E x 0.01
per cent. per annum.

Where:
A is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.
B is the percentage rate of interest (excluding the Applicable Margin and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in Section 2.12(d)) payable for the relevant Interest Period on the Loan.

C is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.
D is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits.
E is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.
5. For the purposes of this Exhibit:
(a) “Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;
(b) “Facility Office” means the office or offices notified by a Lender to the Administrative Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.
(c) “Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;
(d) “Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate);
(e) “Participating Member State” means any member state of the European Union that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Union relating to economic and monetary union.
[(f) “Reference Banks” means, in relation to Mandatory Cost, the principal London offices of JPMorgan Chase Bank, N.A., and such other banks as may be appointed by JPMorgan Chase Bank, N.A. in consultation with the U.S. Borrower.]
(g) “Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.
(h) “Unpaid Sum” means any sum due and payable but unpaid by the applicable Borrower under the Loan Documents.
6. In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.
7. If requested by the Administrative Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent, the rate of charge

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payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.
8. Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Associated Costs Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:
(a) the jurisdiction of its Facility Office; and
(b) any other information that the Administrative Agent may reasonably require for such purpose.
Each Lender shall promptly notify the Administrative Agent of any change to the information provided by it pursuant to this paragraph.
9. The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.
10. The Administrative Agent shall have no liability to any person if such determination results in an Associated Costs Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.
11. The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Associated Costs Rate for each Lender based on the information provided by each Lender and each Reference Bank, as applicable, pursuant to paragraphs 3, 7 and 8 above.
12. Any determination by the Administrative Agent pursuant to this Exhibit in relation to a formula, the Mandatory Cost, an Associated Costs Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties hereto.
13. The Administrative Agent may from time to time, after consultation with the U.S. Borrower and the relevant Lenders, determine and notify to all parties hereto any amendments which are required to be made to this Exhibit F in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

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